Exhibit 10.16
CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [**], HAS BEEN OMITTED BECAUSE ARCHERDX, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO ARCHERDX, INC. IF PUBLICLY DISCLOSED.
Confidential – Execution version

IN VITRO DIAGNOSTICS
MASTER COLLABORATION AGREEMENT
between
ASTRAZENECA UK LIMITED
and
ARCHERDX, INC
Dated as of
22nd April 2020

TABLE OF CONTENTS

Article 1	DEFINITIONS	1

Article 2	PROJECTS	15

2.1.	Project Schedules	15
2.2.	Adoption of Project Schedules	15
2.4.	Amendments to Project Schedules	17
2.5.	Project Delays	18
2.6	Project Suspension	20
2.7.	Conflicting Provisions	21
2.8	KPIs	22

Article 3	MATERIALS	22

3.1.	Procurement of Materials	22
3.2.	Delivery of AZ Materials	22
3.3.	Use Restrictions	23
3.4.	Materials Handling and Retention by Company	23
3.5.	Return or Destruction of Materials	23
3.6.	Samples	23

Article 4	TRANSFERS OF AZ CLINICAL DATA	24

4.1.	Overview	24
4.2.	Data Transfer	24
4.3.	Conditions on Transfer of Clinical Data	24
4.4.	Conditions of Transfer of Samples	25
4.5	Confidentiality	25

Article 5	DEVELOPMENT AND REGULATORY ACTIVITIES	26

5.1.	General Principles	26
5.2.	Collaboration on Regulatory Strategy	26
5.3.	Regulatory Approval of Company Assays	27
5.4.	Regulatory Approval of AZ Products	28
5.5.	Costs	29
5.6.	Compliance Audit	29
5.7	Regulatory Audits	29

Article 6	COMMERCIALIZATION	29

6.1.	Coordination on Commercialization Activities	29
6.2.	Company’s Commercialization Obligations	29
6.3.	Availability of Company Assays	30
6.4.	Commercialization Terms	30
6.5.	Compliance with Applicable Law	30

i

6.6.	AZ Discontinuation in Markets	30
6.7.	Failure to Commercialize a Company Assay	31

Article 7	COLLABORATION MANAGEMENT	31

7.1.	Joint Project Teams	31
7.2	Joint Programme Committee	34
7.3.	JPC Co-Chairs	34
7.4.	Responsibilities of the JPC	34
7.5.	General Provisions Applicable to the JPC	35
7.6.	Joint Steering Committee	36
7.7.	JSC Co-Chairs	36
7.8.	Responsibilities of the JSC	36
7.9.	General Provisions Applicable to the JSC	36
7.10.	Limitations on Authority	38
7.11.	Primary Contact Persons	38

Article 8	PAYMENTS AND RECORDS	38

8.1.	Fee Schedules	38
8.2.	Invoices	38
8.3.	Mode of Payment	39
8.4.	Taxes	39
8.5.	Financial Records	40
8.6.	Financial Audit	40
8.7.	No Right to Offset	41

Article 9	INTELLECTUAL PROPERTY OWNERSHIP AND LICENSE GRANTS	41

9.1.	Ownership	41
9.2.	License Grants	41
9.3.	Sublicenses	43
9.4.	Rights Controlled by Third Parties	43
9.5.	Disclosure of Foreground IP	43
9.6.	Assignment	43
9.7.	Assignment Obligation	44
9.8.	Third Party Licenses	44
9.9.	Rights of Reference	45
9.10.	Retained Rights	46

Article 10	INTELLECTUAL PROPERTY PROSECUTION, ENFORCEMENT AND DEFENSE	46

10.1.	Patent Prosecution and Maintenance	46
10.2.	Enforcement of Patents	47
10.3.	Infringement Claims by Third Parties	47
10.4.	Invalidity or Unenforceability Defenses or Actions	48

Article 11	CONFIDENTIALITY AND NON-DISCLOSURE	49

11.1.	Confidentiality Obligations	49
11.2.	Permitted Disclosures	50
11.3.	Use of Name	51
11.4.	Public Announcements	52
11.5.	Publication	52
11.6.	Return of Confidential Information	53

Article 12	REPRESENTATIONS, WARRANTIES AND COVENANTS	53

12.1.	Mutual Representations and Warranties	53
12.2.	Representations and Warranties of Company	54
12.3.	Representations and Warranties of AZ	55
12.4.	Anti-Bribery	55
12.5	DISCLAIMER OF WARRANTIES	56

Article 13	INDEMNITY	57

13.1.	Indemnification of Company	57
13.2.	Indemnification of AZ	57
13.3.	Indemnification Procedures	58
13.4.	LIMITATIONS OF LIABILITY	60
13.5.	Insurance	61

Article 14	TERM AND TERMINATION	61

14.1.	Term	61
14.2.	Termination	61
14.3.	Rights in Bankruptcy	63
14.4.	Consequences of Termination	64
14.5	Termination Fees	65
14.6.	Return of Materials and Confidential Information	66
14.7.	Remedies	66
14.8.	Accrued Rights; Surviving Obligations	66

Article 15	MISCELLANEOUS	66

15.1.	Non-Exclusive Relationship	66
15.2.	Subcontracting	67
15.3.	Force Majeure	67
15.4.	Export Control	67
15.5.	Assignment	67
15.6.	Severability	68
15.7.	Dispute Resolution	69
15.8.	Governing Law, Jurisdiction and Service	69
15.9.	Notices	70
15.10.	Entire Agreement; Amendments	71

15.11.	English Language	71
15.12.	Equitable Relief	71
15.13.	Waiver and Non-Exclusion of Remedies	72
15.14.	No Benefit to Third Parties	72
15.15.	Further Assurance	72
15.16.	AZ Affiliates	72
15.17.	Relationship of the Parties	72
15.18.	References	72
15.19.	Construction	73
15.20.	Counterparts	73
Attachment A – Form of RFP
Attachment B – Form of Project Schedule
Schedule 8.2 – Invoices to AstraZeneca

IN VITRO DIAGNOSTICS
MASTER COLLABORATION AGREEMENT
This In Vitro Diagnostics Master Collaboration Agreement (this “Agreement”) is made and entered into effective as of                          2020 (the “Effective Date”), by and between AstraZeneca UK Limited, a company incorporated in England under no. 03674842 whose registered office is at 1 Francis Crick Avenue, Cambridge Biomedical Campus, Cambridge CB2 0AA, England (“AZ”), and ArcherDX, INC ., a company incorporated in Delaware whose principal office is at 2477 55th Street, Suite 202 Boulder, CO 80301, USA (“Company”). AZ and Company are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, AZ is a pharmaceutical company engaged in the research, development, manufacture and commercialization of pharmaceutical products;
WHEREAS, Company is engaged in diagnostics and research, development, obtaining regulatory approval, manufacture and commercialization of reagents, instruments, services, software and other products for diagnosis and laboratory processes, including development and commercialization of companion diagnostic products for pharmaceutical products; and
WHEREAS, from time to time, the Parties may wish to collaborate in one or more Projects for the Development and Commercialization of one or more Company Assays for use with one or more AZ Products, in each case as set forth in a Project Schedule (each capitalized term as defined below) and subject to the terms and conditions herein.
NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:
ARTICLE 1
DEFINITIONS
Unless otherwise specifically provided herein, the following terms shall have the following meanings:
1.1    “Activities” means the activities to be performed by either Party in connection with this Agreement or an applicable Project Schedule.
1.2    “Additional Indication” has the meaning set forth in Section 2.3.2.
1.3    “Additional Markets” has the meaning set forth in Section 2.3.2.

1.4    “Additional Project Schedule” has the meaning set forth in Section 2.3.2.
1.5    “Affiliate” means any Person that (a) directly or indirectly controls a Party, (b) is directly or indirectly controlled by a Party, or (c) is controlled, directly or indirectly, by the ultimate parent company of a Party. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means the ownership, directly or indirectly, of fifty percent (50%) or more of the voting securities or other ownership interest of an organization or otherwise having the power to govern the financial and operating policies or to appoint the management of an organization. For clarity, with respect to AZ, the term Affiliate includes any business entity that is controlled by AstraZeneca PLC, whether directly or indirectly through one or more intermediaries, including MedImmune LLC and MedImmune Limited.
1.6    “Analytical Validation Samples” means Samples provided by AZ or any of its Affiliates or otherwise obtained by Company, including through a Third Party supplier approved by AZ, for use in Analytical Validation Studies hereunder.
1.7    “Analytical Validation Studies” means studies conducted by Company pursuant to a Project Schedule to establish the analytical performance characteristics of a Company Assay such as accuracy, precision and reproducibility. Analytical Validation Studies are not intended, and shall not be construed, to include any Clinical Studies conducted by AZ or its Affiliates or other studies directed to the generation or interpretation of Clinical Outcomes Data.
1.8    “Anti-Corruption Laws” means all anti-corruption and anti-bribery laws and regulations, including, the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the United Kingdom Bribery Act 2010, as amended, and any other applicable anti-corruption laws and laws for the prevention of fraud, racketeering, money laundering or terrorism.
1.9    “Applicable Law” means laws, rules and regulations, including any rules, regulations, guidance or other requirements of Regulatory Authorities, that may be in effect from time to time and applicable to a particular activity hereunder, including those related to data privacy and the handling of genomic data. Applicable Law includes, as applicable, GCP, GLP and GMP.
1.10    “Approved IVD” means any IVD for use in the clinical diagnosis or evaluation of any disease or condition, excluding any RUO or IUO labelled diagnostic product, or other IVD solely for research or investigational purposes, and with respect to which any necessary Regulatory Approval has been obtained in an applicable country, including, for example, any required PMA Approval by the FDA in the United States and any required declaration of conformity by a Notified Body permitting CE marking for the member states of the EU.
1.11    “Approved Sample Supplier” has the meaning set forth in Section 3.6.2.
1.12    “Assay Validation Data” means Data from Analytical Validation Studies conducted with respect to a Company Assay that relate to the performance characteristics of such

Company Assay, including without limitation, such Company Assay’s ability to reliably and reproducibly detect a given Biomarker..

1.13    “Associated Company Assay” means the Company Assay Developed in association with an applicable AZ Product that is the subject of termination under this Agreement or Project Schedule or portion thereof.
1.14    “Authorized Person” means any individual, employee, subcontractor, assistant or advisor who will support Company in the performance of the Purpose and who will have access to the Clinical Data.
1.15    “AZ Background IP” means (a) any Know-How Controlled by AZ or its Affiliates, whether prior to the Effective Date or during the Term, that is necessary or useful for the making, using, selling, offering for sale or importation of any AZ Product, and (b) any Patent Controlled by AZ or its Affiliates whether prior to the Effective Date or during the Term that covers or claims (i) any AZ Product or (ii) the making, using, selling, offering for sale or importation of such AZ Product, in each case ((a) and (b)), excluding any Foreground IP.
1.16    “AZ Data” means any (a) Clinical Outcomes Data, (b) Data provided to Company by or on behalf of AZ or its Affiliates in relation to a Project (including any Clinical Data so provided), and (c) AZ Sample Data Files.
1.17    “AZ Foreground IP” means (a) AZ Foreground Know-How, (b) AZ Foreground Patents and (c) any intellectual property rights other than AZ Foreground Patents (e.g., copyrights) with respect to AZ Foreground Know-How.
1.18    “AZ Foreground Know-How” means any Foreground Know-How (a) relating solely to any AZ Product (but excluding Raw Data and Company Improvements), (b) that is AZ Data, (c) that arises from the AZ Sample Data Files, or (d) Response Prediction Know-How.
1.19    “AZ Foreground Patent” means any Foreground Patent that claims or covers AZ Foreground Know-How.
1.20    “AZ Group” has the meaning set forth in Section 15.16.
1.21    “AZ Materials” means any Materials or Samples (a) delivered to Company by or on behalf of AZ or its Affiliates pursuant to a Project Schedule or (b) procured by Company pursuant to a Project Schedule hereunder using funds specifically provided by AZ or its Affiliates for such procurement as set forth in a Project Schedule.
1.22    “AZ Product” means a Therapeutic Product identified in a Project Schedule for which a Company Assay identified in such Project Schedule will be Developed or Commercialized, and all dosages, formulations and presentations of such Therapeutic Product.
1.23    “AZ Sample Data Files” means the final report files (including CSV and digital BAM files) delivered by Company to AZ setting forth the genetic sequence variation data and information generated from the analysis of AZ Materials and/or Samples (a) provided to Company by AZ or its Affiliates or (b) obtained by Company using funding provided by AZ or its Affiliates in connection with a Project Schedule, excluding any [**], including a full summary of results for each complete gene panel applicable to a given Project Schedule including Sample ID and details of each mutation found, including [**], but excluding any [**].
1.24    “Biomarker” means a biological characteristic that (a) can be measured and evaluated objectively and acts as an indicator of a normal or pathogenic biological process, or (b) enables assessment of an actual or anticipated pharmacological response to a therapeutic intervention. Biomarkers include molecular, anatomic, physiologic and biochemical characteristics, including, in the case of molecular characteristics, all types of nucleic acid variants, such as mutations, insertions/deletions, copy number changes, and frame-shift events.
1.25    “Biomarker Detection Know-How” means Foreground Know-How with respect to the methods and reagents used by Company to detect or determine the mutation profile of a Sample, including the characterisations of gene fusions, CNVs and other variants.
1.26    “Breaching Party” has the meaning set forth in Section 14.2.1.
1.27    “Business Day” means a day other than a Saturday or Sunday or a day on which banking institutions in New York, New York or London, England or Stockholm, Sweden are permitted or required to be closed.
1.28    “Calendar Quarter” means each successive period of three (3) calendar months commencing on January 1, April 1, July 1 and October 1, except that the first Calendar Quarter of the Term shall commence on the Effective Date and end on the day immediately prior to the first to occur of January 1, April 1, July 1 or October 1 after the Effective Date and the last Calendar Quarter shall end on the last day of the Term.
1.29    “Calendar Year” means each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31, except that the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the year in which the Effective Date occurs and the last Calendar Year of the Term shall commence on January 1 of the year in which the Term ends and end on the last day of the Term.
1.30    “Change of Control” means a transaction occurring after the Effective Date in which a Party or a Person directly or indirectly controlling such Party: (a) sells, conveys or otherwise disposes of all or substantially all of its property or business; or (b)(i) merges or consolidates with any other Person (other than a wholly-owned subsidiary of such Party) or (ii) effects any other transaction or series of related transactions, in each case ((i) or (ii)), such that the stockholders of such Party immediately prior thereto, in the aggregate, no longer own, directly or indirectly, beneficially or legally, at least fifty percent (50%) of the outstanding voting securities or capital stock of the surviving Person or the ultimate parent of the surviving Person following the closing of such merger, consolidation, other transaction or series of related transactions.
1.31    “CLIA” means Clinical Laboratory Improvement Amendments of 1988, its implementing regulations and guidance or any corresponding or similar foreign laws, regulations or guidance.

1.32    “Clinical Data” has the meaning set forth in Section 4.2.1.
1.33    “Clinical Outcomes Data” means Data from Clinical Studies conducted by or on behalf of AZ or any of its Affiliates or under a Project Schedule with respect to a Therapeutic Product that is useful to (a) select patients that will benefit from the use of such Therapeutic Product; (b) de-select patients that will not benefit from the use of such Therapeutic Product or for whom the risks of use of such Therapeutic Product would outweigh the benefits; (c) determine or predict disease prognosis from the use of such Therapeutic Product; or (d) otherwise assess health outcomes associated with such Therapeutic Product.
1.34    “Clinical Studies” means studies conducted in human subjects to obtain or maintain Regulatory Approval for a Therapeutic Product for an Indication, including studies conducted to expand the labeling for a Therapeutic Product with respect to an Indication.
1.35    “Commercialization” means any and all activities directed to the preparation for sale of, offering for sale of, or sale of a product (including a Product), including activities related to marketing, promoting, distributing and importing such product, interacting with Regulatory Authorities regarding any of the foregoing and manufacturing activities in support of any of the foregoing. When used as a verb, “to Commercialize” and “Commercializing” mean to engage in Commercialization and “Commercialized” has a corresponding meaning.
1.36    “Commercially Reasonable Efforts” means, with respect to a Party, such efforts that are consistent with the efforts and resources normally associated with good business practice and standards in the diagnostic or pharmaceutical industry, as the case may be, relating to the research, development or commercialization of an IVD or a Therapeutic Product, as the case may be, with similar product characteristics, which is of similar market potential at a similar stage in its development or product life.
1.37    “Companion Diagnostic” means an Approved IVD that provides information that is essential for the safe and effective use of a corresponding Therapeutic Product.
1.38    “Company Assay” means any diagnostic product (including an assay) identified in a Project Schedule for Development or Commercialization as an IVD for use with an AZ Product identified in such Project Schedule.
1.39    “Company Background IP” means (a) any Know-How Controlled by Company or its Affiliates, whether prior to the Effective Date or during the Term, that is necessary or useful for the making, using, selling, offering for sale or importation of any Company Assay being Developed or Commercialized under an applicable Project Schedule for use with an AZ Product, and (b) any Patent Controlled by Company or its Affiliates whether prior to the Effective Date or during the Term that covers or claims (i) any Company Assay being Developed or Commercialized under an applicable Project Schedule for use with an AZ Product or (ii) the making, using, selling, offering for sale or importation of such Company Assay, in each case ((a) and (b)), excluding any Foreground IP.
1.40    “Company Data” means any (a) Assay Validation Data, (b) Biomarker Detection Know-How, or (c) all data provided to AZ by or on behalf of Company or its Affiliates in relation to a Project, except for AZ Data and Response Prediction Know-How. Company Data

includes data provided to AZ by or on behalf of Company or its Affiliates that was not (x) generated from analysis of AZ Materials and/or Samples or (y) obtained by Company using funding provided by AZ or its Affiliates in connection with this Agreement. For example, Company Data may include data in a regulatory submission that is derived from a clinical study performed outside the scope of this Agreement.
1.41    “Company Foreground IP” means (a) Company Foreground Know-How, (b) Company Foreground Patents, and (c) any intellectual property rights other than Company Foreground Patents (e.g., copyrights) with respect to Company Foreground Know-How.
1.42    “Company Foreground Know-How” means any Foreground Know-How (a) that is a Company Improvement, provided that such Company Improvement does not rely upon the continued use of or incorporate AZ’s Confidential Information (for clarity, a Company Improvement shall only be deemed to “rely upon the continued use of or incorporate” AZ’s Confidential Information in the event that such Company Improvement relies upon the continued use of such Confidential Information after the date of its creation, but not by the mere fact that such Company Improvement was developed, improved or discovered through the use of, or in the course of generating, AZ’s Confidential Information), (b) that is Company Data, (c) that comprises or arises from the Assay Validation Data or Raw Data, (d) that is Biomarker Detection Know-How, or (e) that is developed solely by or on behalf of Company or its affiliates and does not constitute AZ Foreground Know-How under Section 1.18.
1.43    “Company Foreground Patent” means any Foreground Patent that claims or covers Company Foreground Know-How.
1.44    “Company Improvement” means any improvement or modification to Company Background IP or the Company Technology Platform that is developed by the Parties, solely or jointly, in connection with performance pursuant to a Project Schedule.
1.45    “Company Technology Platform” means Company’s proprietary instruments, analytical methods, procedure and techniques, algorithms, databases, and software designed for use and used by Company as of the applicable Project Schedule Effective Date, or as subsequently modified outside the scope of the applicable Project Schedule, to test Samples to identify somatic alterations.
1.46    “Competing Product” has the meaning set forth in Section 15.5.3.
1.47    “Complementary Diagnostic” means an Approved IVD that provides information useful to the safe and effective use of a corresponding Therapeutic Product but that is not a Companion Diagnostic.
1.48    “Confidential Information” has the meaning set forth in Section 11.1.1.
1.49    “Conformity Assessment and CE Marking” means completion of all applicable conformity assessment procedures required under the EU IVD Legislation, including obtaining any necessary certifications by a Notified Body of the conformity of an in vitro diagnostic medical device with the requirements of the EU IVD Legislation and applicable harmonized standards necessary for the manufacture and use of such device to permit a CE mark to be affixed to the device and place such device on the market in the EU.
1.50    “Control” means, with respect to any item of information, Regulatory Documentation, material, Patent or other intellectual property right, and subject to Section 15.5.2, possession of the right, whether directly or indirectly and whether by ownership, license or otherwise (other than by operation of the licenses and other grants in Sections 9.2 or 9.9), to grant a license, sublicense or other right (including the right to reference Regulatory Documentation) to or under such information, Regulatory Documentation, material, Patent or other intellectual property right as provided for herein without violating the terms of any agreement with any Third Party.
1.51    “Controlling Party” has the meaning set forth in Section 10.4.4.
1.52    “Data” means all results, information, documentation, writings and reports recorded in any form (together with the results of analyses thereof) generated pursuant to or shared under a Project Schedule.
1.53    “Defending Party” has the meaning set forth in Section 10.3.2.
1.54    “Deliverables” means the work product that Company agrees to provide to AZ with respect to a Project, in each case, as specified in the applicable Project Schedule.
1.55    “Development” means activities relating to the development, optimization, validation or clinical testing of any product (including any Product), including activities relating to obtaining or maintaining Regulatory Approval of such product and manufacturing activities in support of any of the foregoing. When used as a verb, “Develop” means to engage in Development.
1.56    “Diagnostic Field” means products and services for diagnostic use, including (a) the diagnosis of a disease or condition in a subject; (b) predicting or monitoring the response of a disease or condition to a Therapeutic Product; or (c) selecting or stratifying patients for treatment with a Therapeutic Product, including in vitro testing using an IVD to detect one or more Biomarkers.
1.57    “Disclosing Party” has the meaning set forth in Section 11.1.
1.58    “Dispute” has the meaning set forth in Section 15.7.1.
1.59    “Dollars” or “$” means United States Dollars.
1.60    “Drug Approval Application” means an NDA, a biologics license application as defined in the FFDCA, or any corresponding foreign applications in any country or territory, including, with respect to the EU, a marketing authorization application filed with the EMA pursuant to the centralized approval procedure or with the applicable Regulatory Authority of a member state of the EU with respect to the mutual recognition procedure, the decentralized procedure, or any other national approval.

1.61    “EMA” means the European Medicines Agency and any successor agency thereto.
1.62    “Enforcing Party” has the meaning set forth in Section 10.2.3.
1.63    “EU IVD Legislation” means Directive 98/79/EC on in vitro diagnostic medical devices, as implemented by the national laws of the individual EU member states, and Regulation (EU) 2017/746 on in vitro diagnostic medical devices, each as applicable and as amended from time to time and any equivalent legislation in the United Kingdom.
1.64    “European Union” or “EU” means the economic, scientific and political organization of member states of the European Union as it may be constituted from time to time, including the United Kingdom.
1.65    “Exploit” means to make, have made, import, use, sell or offer for sale, including to research, Develop, Commercialize, register, manufacture, have manufactured, hold or keep (whether for disposal or otherwise), have used, export, transport, distribute, promote, market or have sold or otherwise dispose of. “Exploitation” means the act of Exploiting.
1.66    “FDA” means the United States Food and Drug Administration and any successor agency thereto.
1.67    “Fee Schedule” has the meaning set forth in Section 8.1.
1.68    “FFDCA” means the United States Food, Drug, and Cosmetic Act, as amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions and modifications thereto).
1.69    “Foreground IP” means (a) Foreground Know-How, (b) Foreground Patents and (c) any intellectual property rights other than Foreground Patents (e.g., copyrights) with respect to Foreground Know-How.
1.70    “Foreground Know-How” means any Know-How conceived, reduced to practice, generated or otherwise developed solely or jointly as part of a Project by or on behalf of a Party or its Affiliates,
1.71    “Foreground Patent” means any Patent or Patent application filed by or on behalf of a Party with respect to any Foreground Know-How. Foreground Patent shall exclude, for clarity, any Patent or Patent application filed prior to the Effective Date, or with respect to Know-How arising outside of the scope of a Project.
1.72    “FTE” means the equivalent of the work of one qualified Company employee (or employee of a Company Subcontractor) working on a dedicated full-time basis in performing work in support of a Project. The applicable FTE rates will be detailed and agreed in the Project Schedules where it is agreed the application of an FTE rate is applicable.
1.73    “GCP” means the current standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials required by FDA or any other applicable Regulatory Authority, including 21 C.F.R. Parts 11, 50, 54, 56, 312, 314, and 812 Directive 2005/28/EC laying down principles and detailed guidelines for good clinical practice, the ICH Guideline for Good Clinical Practice (E6), and the World Medical Association Declaration of Helsinki entitled “Ethical Principles for Medical Research Involving Human Subjects” (1996 version), each as amended from time to time.
1.74    “GDPR” means the General Data Protection Regulation (EU) 2016/679.
1.75    “GLP” means the current standards of good laboratory practice for the conduct of non-clinical health and environmental safety studies required by FDA or any other applicable Regulatory Authority, including the requirements of 21 C.F.R. Part 58 and the OECD Principles of Good Laboratory Practice (OECD ENV/MC/CHEM(98)17), as amended from time to time.
1.76    “GMP” means, with respect to a Product, the current standards of good manufacturing practice for such Product required by FDA or any other applicable Regulatory Authority, including the requirements of 21 C.F.R. Parts 210-211 and 610, the requirements of FDA’s QSR and the requirements of Directive 2003/94/EEC laying down the principles and guidelines of good manufacturing practice in respect of medicinal products for human use and Volume 4 of the European Commission’s Rules governing medicinal products in the European Union, as amended from time to time.
1.77    “Good Industry Practices” means the exercise of that degree of skill, diligence, prudence and foresight which would reasonably and ordinarily be expected from a skilled and experienced operator engaged in the same type of undertaking under the same or similar circumstances.
1.78    “Government Official” means any person employed by or acting on behalf of a government, government-controlled entity or public international organization; any political party, party official or candidate; any person who holds or performs the duties of an appointment, office or position created by custom or convention; and any person who holds himself out to be the authorized intermediary of any of the foregoing.
1.79    “HDE” means a humanitarian device exemption filing made with the FDA or an analogous filing outside the United States made with a Regulatory Authority for the applicable jurisdiction.
1.80    “IDE” means an investigational device exemption filing made with the FDA or an analogous filing outside the United States made with a Regulatory Authority for the applicable jurisdiction.
1.81    “IND” means (a) an investigational new drug application filed with the FDA for authorization to commence Clinical Studies or any corresponding or similar application in other countries or regulatory jurisdictions, and (b) all supplements and amendments that may be filed with respect to the foregoing.
1.82    “Indemnification Claim Notice” has the meaning set forth in Section 13.3.1.

1.83    “Indemnified Party” has the meaning set forth in Section 13.3.1.
1.84    “Indication” means a disease or condition that an AZ Product treats, prevents or cures (or is intended or investigated to treat, prevent or cure), as specified in an applicable Project Schedule.
1.85    “IUO” or “Investigational Use Only” means an IVD for investigational use only that meets certain clinical and manufacturing standards and that is used in clinical studies (that are exempt from FDA’s Investigational Device Exemption or IDE regulations, 21 C.F.R. 812) to gather data for submission as required by the FDA or another Regulatory Authority to obtain Regulatory Approval of such IVD as an Approved IVD.
1.86    “IVD” or “In Vitro Diagnostic” means a product or service for in vitro testing of patient or subject specimens, or other biological materials, for use in the diagnosis or evaluation of a disease, medical condition or state of health, including to identify any genomic alterations or signatures, or for the prediction or monitoring of a response to any Therapeutic Product (or other treatment) or other prognostic use, whether used for research, exploratory purposes, or as a clinical diagnostic. For clarity, the term IVD includes IUOs, RUOs, Companion Diagnostics, Complementary Diagnostics and other IVDs.
1.87    “Joint Programme Committee” or “JPC has the meaning set forth in Section 7.2.
1.88    “Joint Project Team” or “JPT” has the meaning set forth in Section 7.1.1.
1.89    “Joint Steering Committee” or “JSC” has the meaning set forth in Section 7.6.
1.90    “JPC Co-Chairs” has the meaning set forth in Section 7.3.
1.91    “JSC Co-Chairs” has the meaning set forth in Section 7.7.
1.92    “Key Performance Indicator” or “KPI” means a defined metric in a Project Schedule that is used to monitor achievement of strategic or operational goals for the performance of the Company.
1.93    “Know-How” means all tangible and intangible: (a) information, techniques, technology, practices, trade secrets, inventions (whether patentable or not), discoveries, methods, know-how, data, results (including pharmacological, toxicological and clinical test data and results), analytical and quality control data, descriptions, software and algorithms, reports, formulae, processes and techniques; and (b) compositions of matter, cells, cell lines, assays, animal models and physical, biological or chemical material, excluding, in each case ((a) and (b)), any Regulatory Documentation.
1.94    “Losses” has the meaning set forth in Section 13.1.
1.95    “Markets” means the countries and territories specified in an applicable Project Schedule for which a Company Assay will be Developed or Commercialized for use with the AZ Product identified in such Project Schedule. Such Markets to be agreed between the Parties in good faith for each individual Project Schedule.
1.96    “Material Breach” means a failure to perform under this Agreement (or, as applicable, a Project Schedule) whereby the failure to perform defeats the essential purpose of this Agreement (or as applicable Project Schedule) or deprives the Non-Breaching Party of a significant portion of the benefit that it reasonably expected to receive under this Agreement or a Project Agreement as applicable; provided, however, the Parties agree that failure to meet an estimated timeline in a Project Schedule is not, in and of itself, a Material Breach.
1.97    “Materials” means the biological or chemical materials, including Samples, that (a) one Party delivers, or causes to be delivered, to the other Party or (b) one Party obtains using funds provided by the other Party expressly for such purpose, in each case, ((a) and (b)), in connection with this Agreement or any Project Schedule.
1.98    “NDA” means a new drug application as defined in the FFDCA.
1.99    “Non-Breaching Party” has the meaning set forth in Section 14.2.1.
1.100    “Non-Controlling Party” has the meaning set forth in Section 10.4.4.
1.101    “Non-Defending Party” has the meaning set forth in Section 10.3.2.
1.102    “Non-Enforcing Party” has the meaning set forth in Section 10.2.3.
1.103    “Notice Period” has the meaning set forth in Section 14.2.1.
1.104    “Notified Body” means an entity licensed, authorized or approved by the applicable government agency, department or other authority to assess and certify the conformity of an in vitro diagnostic medical device with the requirements of the EU IVD Legislation and applicable harmonized standards.
1.105    “Officer Resolution Period” has the meaning set forth in Section 15.7.1.
1.106    “Party” and “Parties” have the meanings set forth in the preamble hereto.
1.107    “Patents” means (a) all national, regional and international patents and patent applications, including provisional patent applications; (b) all patent applications filed claiming priority from any such patents, patent applications or provisional applications or from an application claiming priority from any of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications; (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents, innovation patents and design patents and certificates of invention; (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations, reviews and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((a), (b) and (c)); and (e) any similar rights, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of the foregoing patent applications and patents.
1.108    “Payment” has the meaning set forth in Section 8.4.
1.109    “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.
1.110    “Personal Data” has the meaning in the GDPR and includes any information that directly or indirectly identifies or singles out a living person, such as and not limited to, age, birth date, race or ethnicity and medical history.
1.111    “PMA” means (a) a premarket approval application filed with the FDA or any corresponding or similar application in other countries or regulatory jurisdictions; and (b) all supplements and amendments that may be filed with respect to the foregoing.
1.112    “PMA Approval” means approval of a Premarket Approval (PMA) Application in accordance with Section 515 of the FFDCA and 21 C.F.R. Part 814, each as amended from time to time, of a PMA by the FDA for a Class III device or similar approval in other countries or regulatory jurisdictions.
1.113    “Primary Contact Person” has the meaning set forth in Section 7.11.
1.114    “Prior CDA” means any confidentiality or non-disclosure agreement entered into by the Parties prior to the Effective Date with respect to the transactions contemplated by this Agreement.
1.115    “Product” means, in the case of AZ, any AZ Product and, in the case of Company, any Company Assay, in each case as designated in an applicable Project Schedule.
1.116    “Project” means the program of Activities to be performed under an agreed Project Schedule with the goal of Developing or Commercializing a Company Assay for use as an IVD in connection with a specified AZ Product.
1.117    “Project Delay” has the meaning set forth in Section 2.5.1
1.118    Project Leader” has the meaning set forth in Section 7.1.2.
1.119    “Project Schedule” means a plan executed by the Parties under this Agreement that details a Project and the applicable AZ Product, Company Assay, Selected Biomarker(s), and Indication(s) that are the subject of such Project and that includes the Activities, Deliverables, Materials, Markets and other terms applicable to such Project in the form provided as Attachment A. Each Project Schedule shall, if applicable, include a Fee Schedule setting forth the Payments under such Project Schedule.

1.120    “Project Suspension” has the meaning set forth in Section 2.6.2.
1.121    “Purpose” has the meaning set forth in Section 4.2.1.
1.122    “Quality System Regulation” or “QSR” means the requirements applicable to manufacturers of finished medical devices (including design control and current good manufacturing practices) pertaining to the methods used in, and the facilities and controls used for, the design, manufacture, packaging, labeling, storage, installation and servicing of all finished devices intended for human use, as specified in 21 C.F.R. Part 820 and FDA’s guidance documents, and all applicable successor regulations and guidance documents thereto.
1.123    “Raw Data” means all data and results generated by Company in connection with the services up to the point of creation of the AZ Sample Data Files, including Biomarker Detection Know-How.
1.124    “Receiving Party” has the meaning set forth in Section 11.1.
1.125    “Regulatory Approval” means any and all clearances, approvals, licenses, registrations or authorizations of any Regulatory Authority necessary to commercially distribute, sell or market a product (including a Product), in a country or territory, including, in the case of a Company Assay, any required CE Marking Approval in Markets where required.
1.126    “Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government entities or Notified Bodies regulating or otherwise exercising authority with respect to the Exploitation of Therapeutic Products or IVDs (including Products) in any country or territory, including the FDA for the United States and the EMA for the EU, and any Notified Body for any country or territory that has responsibility for the regulation of any IVD, and any successor(s) to any of the foregoing.
1.127    “Regulatory Documentation” means all (a) applications (including all INDs, Drug Approval Applications, IDEs, 510(k)s, de novo determinations, HDEs and PMAs), registrations, licenses, authorizations and approvals (including Regulatory Approvals); and (b) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority), including all adverse event files and complaint files, in each case ((a) and (b)) relating to a Product.
1.128    “Response Prediction Know-How” means Foreground Know-How with respect to the correlation between one or more Selected Biomarkers and the response to the AZ Product arising from the Clinical Outcomes Data.
1.129    “Retention Period” has the meaning set forth in Section 3.4.
1.130    “RFP” has the meaning set forth in Section 2.3.3.
1.131    “RUO” or “Research Use Only” means an IVD for research use only that meets certain manufacturing standards and which is intended to be used in non-clinical studies,

including to gather data for submission as required by the FDA or another Regulatory Authority in support of an IUO or an Approved IVD.
1.132    “Samples” means biological materials, including human tissue and its derivatives or components (e.g., cell lines and DNA), as may be further identified in an applicable Project Schedule obtained and used for the purpose of Clinical Validation Studies and Analytical Validation Studies.
1.133    “Selected Biomarkers” means the one or more Biomarkers identified in an applicable Project Schedule for inclusion in a Company Assay as relevant to an AZ Product and Indication.
1.134    “Senior Officer” means, with respect to AZ, its Senior VP, Head of Precision Medicine and, with respect to Company, its Chief Executive Officer, or their respective designees.
1.135    “Service Levels” means the levels of performance of the Project set out in a Project Schedule and agreed by the Parties which include quality of the AZ Sample Data Files delivered to AZ or its clinical sites as applicable, and delivery of data and results to mutually agreed timelines, which levels will in any event be consistent with Good Industry Practices.
1.136    “Specifications” means product performance requirements for a Company Assay as set forth in the applicable Project Schedule.
1.137    “Subcontractor” has the meaning set forth in Section 15.2.
1.138    “Term” has the meaning set forth in Section 14.1.
1.139    “Termination Notice” has the meaning set forth in Section 14.2.1.
1.140    “Therapeutic Field” means the prevention, treatment or cure of a disease or condition in a subject, including by administering a Therapeutic Product.
1.141    “Therapeutic Product” means any product containing one or more chemical or biologic substances investigated or approved for the prevention, treatment or cure of a disease or condition.
1.142    “Third Party” means any Person other than AZ, Company and their respective Affiliates.
1.143    “Third Party Claims” has the meaning set forth in Section 13.1.
1.144    “Third Party Infringement Claim” has the meaning set forth in Section 10.3.1.
1.145    “Third Party Licenses for AZ Technology” has the meaning set forth in Section 9.8.2.

1.146    “Third Party Licenses for Company Technology” has the meaning set forth in Section 9.8.1.
1.147    “Third Party Licenses” has the meaning set forth in Section 9.8.3.
1.148    “Trademark Rights” means any word, name, symbol, color, shape, designation or any combination thereof, including any trademark, service mark, trade name, brand name, sub-brand name, trade dress, product configuration, program name, delivery form name, certification mark, collective mark, logo, tagline, slogan, design or business symbol, that functions as an identifier of source or origin, whether or not registered, and all statutory and common law rights therein and all registrations and applications therefor, together with all goodwill associated with, or symbolized by, any of the foregoing.
1.149    “United States” or “U.S.” means the United States of America and its territories and possessions (including the District of Columbia and Puerto Rico).
ARTICLE 2
PROJECTS
2.1    Project Schedules. This Agreement, together with any applicable Project Schedule(s), shall constitute the entire agreement between the Parties with respect to the Project(s) identified in such Project Schedule(s). Each Party shall use Commercially Reasonable Efforts to perform the Activities assigned to such Party in each Project Schedule and to provide the Materials and Deliverables set forth therein, in each case according to the estimated timelines specified therein and subject to the assumptions set forth therein. The Parties shall carry out Activities in accordance with this Agreement and Applicable Law, including applicable GCP, GLP and GMP. Company shall use Commercially Reasonable Efforts to ensure that, when performing activities in relation to any Project, it shall meet or exceed the applicable Service Levels in accordance with Section 2.8.
2.2    Without limiting the effect of Section 2.5, in the event that either Party anticipates or experiences a delay in the completion of any Activities assigned to it under a Project Schedule, or any suspected breach of Applicable Law, such Party will inform the other Party promptly but, in any case, within fifteen (15) days of becoming aware of such anticipated delay or breach or actual delay or breach.
2.3    Adoption of Project Schedules
2.3.1    During the Term, the Parties may enter into one or more Project Schedules in the form attached to this Agreement as Attachment B. Once executed by the Parties, each Project Schedule shall be incorporated in its entirety into this Agreement. Each Project Schedule will specify the applicable Markets, and specify the commitments to be made by the Company to Develop, obtain Regulatory Approval, and Commercialize the applicable Company Assay in each such Market. Project Schedules for Development and Regulatory Approval and Commercialization activities will be set forth in separate Project Schedules including when such Project relates to the same Company Assay, AZ Product and/or Indication.

2.3.2    If, during the Term, the Parties agree to add to this Agreement and any Project Schedules (a) a new Project in relation to any additional AZ Products (an “Additional AZ Product”), (b) in relation to an existing AZ Product, a disease or condition that such AZ Product treats, prevents or cures (or is intended or investigated to treat, prevent or cure) that is not already an Indication for such AZ Product in an applicable Project Schedule (an “Additional Indication”), including activities directed to obtaining Regulatory Approval of a Company Assay with respect to such Additional Indication, (c) switching from one Company Assay technology platform to another or (d) in relation to an existing AZ Product, any countries and territories that are not already Markets for such Product in an applicable Project Schedule (“Additional Markets”), including activities directed to obtaining Regulatory Approval of a Company Assay for use in such Additional Market(s), the Parties shall follow the procedures set forth in Section 2.3.3, 2.3.4 and Section 2.3.5 with respect to entering into a new Project Schedule (each such new Project Schedule, an “Additional Project Schedule”) in order to effect one or more of the modifications set forth in (a)-(c) of this Section 2.3.2. For clarity, the execution of this Agreement alone will not obligate either Party to enter into any Additional Project Schedule and nothing herein will obligate either Party to perform any Services hereunder except as set forth in a duly executed Project Schedule.
2.3.3    If AZ desires for the Parties to enter into any Additional Project Schedule(s) pursuant to Section 2.3.2(a) (Additional AZ Product), AZ shall provide Company’s Primary Contact Person with a request for proposal (“RFP”), using the form provided in Attachment A. Company shall consider such RFP in good faith. Within ten (10) Business Days of receipt of such RFP Company shall contact the AZ Primary Contact Person to discuss the scope and complexity of the proposed Additional Project Schedule and agree on a timeline for Company to negotiate and provide a detailed and finalized proposal which shall be within an agreed timeframe of between an additional ten (10) and thirty (30) Business Days depending upon the complexity of such proposed Additional Project Schedule. If the Parties agree to negotiate such Additional Project Schedule, then the Parties shall negotiate in good faith and attempt to finalise the terms with respect to such Additional Project Schedule, using the form provided in Attachment B, within a further fifteen (15) Business Days.
2.3.4    If AZ desires for the Parties to enter into any Additional Project Schedule(s) pursuant to Section 2.3.2(b) (Additional Indication), AZ shall provide Company’s Primary Contact Person with an RFP, using the form provided in Attachment A. Company shall consider such RFP in good faith and within ten (10) Business Days of first receiving such RFP, provide a response to AZ’s Primary Contact Person as to whether Company is willing to negotiate such Additional Project Schedule and, if so, the Company’s proposal for the Project. If the Parties agree to negotiate such Additional Project Schedule, then the Parties shall negotiate in good faith and attempt to agree upon mutually acceptable terms with respect to such Additional Project Schedule, using the form provided in Attachment B, within an additional fifteen (15) Business Days following Company’s response to the RFP.
2.3.5    If AZ desires for the Parties to enter into an Additional Project Schedule(s) pursuant to Section 2.3.2(c) (Additional Market), AZ shall notify the Company of such intention specifying the proposed additional countries or territories, and the Company shall consider such request in good faith. Company shall contact the AZ Primary Contact Person within ten (10) Business Days to discuss the possibility of such Additional Market and within thirty (30)

Business Days of first receiving such RFP, provide a response to AZ’s Primary Contact Person as to whether Company is willing to negotiate such Additional Project Schedule and, if so, the Company’s proposal for the Project. If the Parties agree to negotiate such Additional Project Schedule, then the Parties shall negotiate in good faith and attempt to agree upon mutually acceptable terms with respect to such Additional Project Schedule, using the form provided in Attachment B, within fifteen (15) Business Days following Company’s response to the RFP.
2.4    Amendments to Project Schedules.
2.4.1    AZ and Company shall each have the right to propose amendments to any Project Schedule through the JPT, other than the inclusion of additional AZ Products, Additional Indications or Additional Markets, which shall be governed by Section 2.3. The JPT shall promptly, and in any event within fifteen (15) days after either Party proposes an amendment, discuss in good faith the terms and conditions of the proposed amendment. If the Parties reach agreement with respect to the proposed amendment, then the Parties shall prepare and execute a written amendment to such Project Schedule. If the JPT is unable to agree upon such proposed amendment within fifteen (15) days or if such amendment is outside the scope of the JPT’s ability to approve as set out in Section 2.4, then the JPT shall refer the amendment to the JPC, or if the JPC has not then been established, direct to the JSC. If the members of the JPC are unable to agree or ratify the amendment, it will be referred to the JSC for resolution. If the JSC is unable to agree or ratify the amendment it will be referred to Senior Officers for resolution. No amendment shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties as provided in Section 15.10. Such amended or modified Project Schedule and payment plan shall not become effective unless agreed upon in writing and signed by authorized representatives of AZ and Company.
2.4.2    Notwithstanding anything to the contrary herein, if either Party proposes to amend any Project Schedule to (a) account for new information or data with respect to the performance of an AZ Product or Company Assay; (b) address requests or requirements of a Regulatory Authority relating to an AZ Product or Company Assay; or (c) account for changes to any of the Key Assumptions or other aspects of such Project Schedule, then, in each case ((a)-(c)), the other Party shall not unreasonably withhold or delay its consent to such amendment, provided that, in the case of such a proposal by AZ, AZ agrees to reimburse Company for all reasonable costs and expenses associated with implementing such proposal. For clarity, in the event that any such amendment would require Company to obtain Regulatory Approval for the Company Assay or perform additional Development activities, in each case with respect to any Additional AZ Product(s), Additional Indication(s) or Additional Market(s), the Parties shall negotiate in good faith the scope of an Additional Project Schedule in accordance with Section 2.3, but neither Party will be obligated to enter into any Additional Project Schedule.
2.5    Project Delays
2.5.1    Each Party shall through the JPT, notify the other promptly in the event of an actual or predicted material Project Delay, due to circumstances outside either Party’s control. A “Project Delay” means a material delay to the timelines of the applicable Project Schedule. Such Project Delay will be discussed by the Joint Project Team and if required the JSC to agree upon the impact and potential appropriate remedial action.

2.5.2    A Project Delay will not be deemed to be a Project Suspension regardless of the amount of time the Project Delay lasts, unless AZ separately initiates a Project Suspension at its sole discretion.
2.6    Project Suspension
2.6.1    Unless otherwise provided in any applicable Project Schedule, each Project shall be carried out by Company in stages, as set forth in each Project Schedule, in furtherance of the achievement of specific milestones set forth in such applicable Project Schedule. Company shall notify AZ in writing as soon as practicable but in any event at least thirty (30) days prior to the date that Company intends to commence Activities with respect to each stage of a Project, which notice shall specify the date that Company intends to commence such Activities.
2.6.2    AZ shall have the right, in its discretion, and upon written notice to Company’s Primary Contact Person on or before the start of Activities with respect to a stage in a Project Schedule, to temporarily suspend any Activities with respect to any stage of a Project (each such suspension, a “Project Suspension”).
2.6.3    In the event that AZ exercises its right to initiate a Project Suspension with respect to any Project, then, without limiting any other rights or obligations of AZ under this Agreement, within twenty (20) Business Days following receipt of the notice of such Project Suspension, Company shall provide to AZ a written overview of options for such Project, including (a) costs for maintaining the availability of Company resources; (b) options for temporary, partial or complete cessation of Activities with respect to such Project; (c) estimated delays to the timeline set forth in the applicable Project Schedule as a result of such Project Suspension; (d) additional costs with respect to such Project if such Project is resumed at a later date; and (e) any other information that AZ may reasonably request in order to determine whether to maintain such Project Suspension or to resume such Project in part or in its entirety.
2.6.4    Within twenty (20) days after receiving Company’s written overview of options under Section 2.6.3, AZ shall notify Company in writing as to whether to (a) maintain such Project Suspension in its entirety, (b) proceed with one or more options set forth in such written overview or (c) consider other options suggested by AZ or such Affiliate. AZ shall pay to Company an amount equal to all documented non-cancellable costs incurred at the time of such Project Suspension for resources and services that cannot practicably be re-deployed or put on hold pending use without additional cost.
2.6.5    In the event that, (a) the Parties are unable to agree upon the amount of the fee payable pursuant to Section 2.6.4 within thirty (30) days after AZ’s receipt of Company’s written overview of options under Section 2.6.3 the matter will be referred to the JSC for resolution. If the JSC are unable to resolve such dispute, the dispute resolution procedure set forth in Section 15.7 will be triggered solely with regard to the fee payable by AZ to Company.
2.6.6    To restart the conduct of Activities with respect to a Project following a Project Suspension, AZ shall provide at least thirty (30) days’ written notice to Company. In the event that the Project is projected not to restart, or if the Project in actuality does not restart within twelve (12) months from the date of the Project Suspension, then the Parties shall discuss the feasibility of any such re-start in the Joint Project Team.
2.6.7    For clarity, Company shall be excused from any failure or delay in performing Company’s Activities under a Project Schedule during a Project Suspension, including during the Parties’ discussions related thereto.
2.7    Conflicting Provisions. In the event there is a conflict between the terms or conditions of this Agreement and the terms or conditions of any Project Schedule, the terms and conditions of this Agreement shall govern, unless such Project Schedule specifically and expressly supersedes this Agreement on that specific matter and then only with respect to such Project Schedule and such matter.
2.8    KPIs and Service Levels. The Parties shall together perform ongoing measurement of KPIs and periodic assessment of Service Levels, as further described in the applicable Project Schedule. The formulation of the Service Levels will be proposed for each Project Schedule drafted and agreed between the Project Team Leads. The satisfaction of each such Service Level will be determined by quantitative metrics collected by Parties. Satisfaction of the Service Levels by Company will be monitored by the Joint Project Team with escalation to the Joint Programme Committee and/or JSC as appropriate. A breach of a Service Level of KPI may result in liquidated damages being due or a reduction in a milestone payment. The amounts of any liquidated damages/reduced milestone payments will be agreed on a Project by Project basis by the JPT and reflected in the Project Schedule by amendment. Persistent and continued breaches of the Service Levels agreed and set forth in a Project Schedule may be deemed a Material Breach of such Project Schedule and will give AZ the right to terminate such Project Schedule in accordance with Sections 14.2.5 and 14.4.3.
ARTICLE 3
MATERIALS
3.1    Procurement of Materials Except as otherwise expressly provided in the applicable Project Schedule, either Company shall be responsible for procuring or supplying the Materials required for performance of its Activities under each Project Schedule or Company will use AZ Materials provided to it by AZ. As between the Parties, all AZ Materials are owned by AZ and all Company Materials are owned by Company. Company agrees to source and keep sufficient reagents to complete a Project Schedule and to protect against significant delays to a Project due to the required reagents becoming unavailable or subject to delay in delivery. Unless otherwise set forth in the applicable Project Schedule, all AZ Materials will be provided at AZ’s sole cost and expense.
3.2    Delivery of AZ Materials AZ shall provide the AZ Materials designated in any applicable Project Schedule to Company as set forth in a Project Schedule, including with respect to the timelines set forth therein. Company will acknowledge receipt of the AZ Materials and notify AZ as to whether such Materials conform to the applicable written specifications, described in the Project Schedule, as set forth in this Section 3.2. Prior to providing AZ Materials to Company or its approved Subcontractors, AZ shall cause such AZ Materials to be coded in a manner that does not allow for identification of the patient or their personally-identifiable Protected Health Information (as such term is defined under HIPAA) by Company or its Subcontractors. If Company discovers that any AZ Materials provided by AZ or its Affiliate do not conform to their descriptions or are unsuitable for the Activities set forth with respect to such AZ Materials under the applicable Project Schedule, then (a) Company shall notify AZ within ten (10) Business Days of discovering the non-conformity or unsuitability, explaining in detail why such Materials do not conform or are unsuitable and (b) if there is no Dispute regarding the non-conformity or unsuitability of such AZ Materials, then (i) AZ shall provide new or replacement AZ Materials or (ii) if providing new or replacement AZ Materials is not possible, AZ shall propose and discuss with Company in good faith the use of alternative AZ Materials. Company shall be excused from any failure or delay in performing Company’s Activities under a Project Schedule to the extent caused by AZ Materials not conforming to the specification of such AZ Materials or being otherwise unavailable or receipt of such AZ Materials by Company being delayed. Notwithstanding the foregoing, if such non-conformity or unsuitability results from Company’s failure to use, handle or store such AZ Materials with the information provided by AZ, then any new or replacement AZ Materials, or alternative AZ Materials, shall be acquired at Company’s sole cost and expense.
3.3    Use Restrictions. Company shall use the AZ Materials in accordance with the provisions of this Agreement, the applicable Project Schedule and all Applicable Law relating to the classification and use of such AZ Materials. Company shall use best efforts to handle the AZ Materials in accordance with any applicable documentation, reasonable handling procedures for similar materials, applicable common scientific standards of care, and any written instructions of AZ, in each case as expressly set forth in a Project Schedule. Company shall use Commercially Reasonable Efforts to ensure that any approved Subcontractors shall, use the AZ Materials only in connection with the Activities described in the applicable Project Schedule and for no other purpose. Company shall not transfer or sell any AZ Materials to any Third Party, except to Subcontractors in accordance with Section 15.2. Company acknowledges and agrees that the AZ Materials are experimental in nature and that AZ shall not be liable for any loss, claim, damage or liability which may arise from Company’s use, storage or handling of the AZ Materials, except to the extent resulting from (a) Company’s compliance with the applicable documentation, handling procedures, scientific standards of care, and written instructions of AZ, in each case as expressly set forth in a Project Schedule, or (b) AZ’s failure to include in a Project Schedule applicable documentation, handling procedures, scientific standards of care, or written instructions, which if followed by Company, would have avoided the loss, claim, damage or liability.
3.4    Materials Handling and Retention by Company. Company shall segregate all AZ Materials from all other materials held by Company; provided that such all AZ Materials are clearly identified or marked by AZ as the property of AZ. To the extent that any AZ Materials are not fully utilized during the performance of Activities under a Project Schedule, and not returned to AZ or destroyed in accordance with Section 3.5, Company shall at AZ’s reasonable cost and expense (such costs, where applicable to set forth in the relevant Project Schedule) retain such AZ Materials for three (3) years, or for such longer period as may be required by Applicable Law (the “Retention Period”). Without limiting the foregoing, in the event that Company desires to destroy any AZ Materials, or any portion thereof, after the expiration of the Retention Period, Company shall notify AZ sufficiently in advance of any such proposed destruction (and in any event at least sixty (60) days prior to any such proposed destruction) to provide AZ with an opportunity to request the return of such AZ Materials, at the cost set forth in the Project Schedule, or at AZ’s sole cost and expense if no such cost is set forth in the Product Schedule.
3.5    Return or Destruction of Materials. Company shall, upon AZ’s request and at AZ’s cost and expense, either return to AZ, or destroy any AZ Materials within a reasonable period of time following such request, but, unless otherwise agreed by the Parties in writing, no later than forty-five (45) days after such request.
3.6    Samples
3.6.1    AZ hereby represents and warrants to Company that at the time of delivery by AZ to Company of any Samples: (a) such Samples will have been collected, stored, handled, transported and delivered in compliance with all Applicable Law relating to human research specimens; (b) it shall cause such Samples to be coded in a manner that does not allow for identification of the patient or their personally identifiable Protected Health Information (PHI) (as such term is defined under HIPAA), or in the case of Samples received from the European Union, Personal Data as defined by the GDPR, by Company or its approved Subcontractors; (c) it (or a Third Party acting on its behalf) has obtained all necessary approvals and informed consents for the collection and use of such Samples as contemplated by this Agreement and the applicable Project Schedule; and (d) Company may use such Samples as specified in the applicable Project Schedule without any obligations of compensation to the donors from whom such Samples were obtained or any other Third Party. With respect to any Samples it supplies hereunder, AZ will, upon reasonable request, provide Company with either (i) a copy of any necessary institutional review board or other ethics committee approvals and form of informed consent with respect to such Samples or (ii) written confirmation in an appropriate form, that all necessary approvals and informed consents have been obtained with respect to such Samples. If the collection and use of any Samples supplied under this Agreement is subject to the informed consent or approval of the donor or any other Third Party, then Company shall ensure that the use of such Samples in accordance with this Agreement and any applicable Project Schedule is consistent with the terms of such informed consent or approval, including in the event such consent is withdrawn and notified to Company by AZ.
3.6.2    Company may, from time to time, obtain Samples for use in connection with Analytical Validation Studies under any Project Schedule from any Third Party. To facilitate Company’s ability to utilize Third Party suppliers of Samples, AZ shall maintain a list of approved sample suppliers (each, an “Approved Sample Supplier”) and provide to Company confirmation that the intended provider is compliant with AZ human biological sample requirements. In the event company wishes to use a provider of human tissue that is not currently on the AZ approved provider list, AZ will complete due diligence of the provider prior to approving their use.
ARTICLE 4
TRANSFERS OF AZ CLINICAL DATA
4.1    Overview The Parties do not envisage the transfer of Personal Data from AZ or its Affiliates to Company, but in the event a Project requires the transfer of Personal Data,

the Parties shall set forth the details of such Personal Data in an appendix to the applicable Project Schedule, and in addition the EU model clauses will be added if applicable.
4.2    Data Transfer.
4.2.1    AZ shall provide Company with (a) de-identified patient-level data; and/or (b) de-identified results of analysed patient data from the Clinical Studies as listed in an Exhibit A of the applicable Project Schedule ( the “Clinical Data”) for the sole purpose of conducting the Activities that require such Clinical Data (the “Purpose”), as specifically set forth in the exhibit to the Project Schedule. As used herein, “de-identified” means to be coded in a manner that does not allow for identification of the patient or their personally-identifiable PHI of Personal Data, by Company or any Authorized Person(s). Company shall not use the Clinical Data for any other purpose unless authorized by AZ in writing. Company agrees that Clinical Data provided by AZ are Confidential Information of AZ and constitute AZ Data hereunder. AZ shall obtain all consents, permissions and authorizations necessary to provide Company with Clinical Data and for Company to use such Clinical Data for the Purpose.
4.2.2    Company represents and warrants that any Authorized Person(s) shall at all times comply with the terms of this Article 4 and the applicable Project Schedule with respect to such Clinical Data, and that Company shall duly notify any Authorized Person(s) of all applicable requirements under this Article 4 and such Project Schedule with respect to such Clinical Data. Company shall be liable for any acts or omissions of any Authorized Person with respect to any Clinical Data.
4.3    Conditions on Transfer of Clinical Data.
4.3.1    The Clinical Data (a) shall be used by Company and any Authorized Person(s) solely and exclusively to conduct the Purpose; (b) shall not be used, delivered or transmitted by any means by Company or any Authorized Person(s) to or for the benefit of any Third Party (other than to an Authorized Person) without the prior written consent of AZ; (c) shall not be used by Company or any Authorized Person(s) in combination with any other data other than those explicitly set forth in the applicable Project Schedule for use with such Clinical Data (whether commercially available or otherwise); (d) shall not be reverse engineered, reverse assembled or decompiled by Company or any Authorized Person(s); and (e) shall not be used by Company or any Authorized Person to re-identify, locate or single out any individual who is the subject of the data.
4.3.2    The transfer of the Clinical Data by AZ to Company or any Authorized Person(s) under this Agreement shall not transfer any rights to or in the Clinical Data to Company or any Authorized Person(s).
4.3.3    Company shall use, and shall cause any Authorized Person(s) to use, the Clinical Data in compliance with all Applicable Laws, including the GDPR.
4.3.4    Company shall notify AZ in writing of any use, access or disclosure of Clinical Data not permitted by this Agreement and the applicable Project Schedule within twenty-four (24) hours of becoming aware of such unpermitted access, use or disclosure. Company agrees to use its best efforts to mitigate any harmful effect known to Company that is caused by any unpermitted access, use or disclosure and to remedy the causes of the incident. Company shall not report any details of the incident to any Third Party unless authorized in writing by AZ or required by Applicable Law.
4.4    Conditions of Transfer of Samples. In addition to its obligations under Sections 3.4 and 14.5, Company shall, (a) upon request from AZ, or (b) if this Agreement or the applicable Project Schedule terminates, or (c) if a subject withdraws consent to use of his or her Sample(s), promptly return to AZ or destroy, at AZ’s sole option and instruction, any related Samples and shall provide written confirmation to AZ promptly following any such destruction of Samples.
4.5    Confidentiality. In addition to the Confidentiality obligations under Article 11:
4.5.1    Company shall apply technical and organizational safeguards consistent with or higher than Good Industry Practices to protect the Clinical Data and shall not use the Clinical Data for any purpose other than as expressly permitted.
4.5.2    At any time upon the request of AZ, all tangible expressions, in any media, of the Clinical Data in Company’s or any Authorized Person(s)’s possession or control shall be delivered to AZ or, at AZ’s option, irretrievably destroyed within the timeframes specified in this Section 4.5.2. In any event, upon completion of the Purpose or earlier termination or expiration of for any reason, Company shall, and shall cause any Authorized Person(s) to, irretrievably destroy all copies of the Clinical Data within Company’s or an Authorized Person(s)’s possession or control. Company shall complete such destruction within one hundred and eighty (180) days of completion of the Purpose specified in the applicable Project Schedule or expiration or termination of such Project Schedule, as applicable. Company shall issue corresponding deletion instructions to any Third Parties authorized by AZ to have access to the Clinical Data for the Purpose.
ARTICLE 5
DEVELOPMENT AND REGULATORY ACTIVITIES
5.1    General Principles. The Parties agree that the ultimate goal of each Project conducted under this Agreement is the Development and Commercialization of a Company Assay for use in connection with an AZ Product. Company shall use Commercially Reasonable Efforts to Develop and seek Regulatory Approval for each Company Assay, in each applicable Market, for each applicable Indication, for use with the applicable AZ Product, in each case in accordance with this Agreement and the requirements of any applicable Project Schedule. The determination of whether and to which extent and in which countries or territories the AZ Product shall be Commercialized shall be within AZ’s sole discretion; provided, however that the Parties will work together in good faith to agree upon and include within a Project Schedule, the timelines of jurisdictions for Regulatory Approval and Commercialization of the Company Assay and AZ Product. As agreed by the Parties, from time to time, the Parties shall execute Project Schedules in accordance with Section 2.3, to include for the applicable Company Assay, Additional Markets or Additional Indications, as applicable, with respect to which such Company Assay shall be

Developed and Commercialized. Each of Company and AZ shall, and shall cause its Affiliates, and shall require its Subcontractors, to comply with all Applicable Law with respect to its Activities under this Agreement and any Project Schedule, which may set forth additional requirements on the Parties with respect to Commercialization in the applicable Markets.
5.1.1    Until commercial launch of a Company Assay, Company shall use Commercially Reasonable Efforts to ensure that Company has arranged adequate laboratory capacity in accordance with Company’s generally applicable commercial terms and any forecast, order, payment, delivery and shipment terms mutually agreed between the Parties. Subject to receiving sufficient prior written notice of required capacity from AZ, Company shall use Commercially Reasonable Efforts to ensure that it maintains sufficient capacity for the Company Assay as is necessary for the complete conduct of the Clinical Studies of the respective AZ Product, provided that Company shall not engage a Third Party for the development of a Company Assay without AZ’s prior written consent with respect to such Third Party (such consent not to be unreasonably withheld or delayed). Company shall inform AZ in the event it becomes aware of any issues with regard to laboratory capacity that may impact the timelines in a Project Schedule.
5.2    Collaboration on Regulatory Strategy. The Parties shall (acting through the applicable JPT(s) and Joint Steering Committee(s)) reasonably collaborate on the strategy for obtaining Regulatory Approvals for the use of each Company Assay with the applicable AZ Product, for the applicable Indication(s), in the applicable Market(s) and shall agree upon the Activities to be completed in support of the achievement of each milestone and the regulatory strategy overall, including with respect to: (i) the regulatory meetings and interactions to take place, including subject matter thereof and objectives of the meetings and interactions, and which Party will attend/participate; (ii) the studies to be carried out, including protocols, acceptance criteria, analysis methods; (iii) regulatory submissions and filings to be made statistical analysis plans and data to be provided in connection in support of those plans; (iv) statistical analysis plans and data to be provided in support of those plans; (v) Data and documentation necessary to support any applications for such Regulatory Approvals in the applicable Market(s); (vi) systems and methods to be used; and (vii) risk determinations and communications thereof, in each case, as further agreed to by the Parties in the applicable Project Schedule. Without limiting the obligations of AZ herein, in the event that AZ ceases for any reason to Develop, pursue Regulatory Approval, or Commercialize the AZ Product in one or more Markets set forth in a Project Schedule, then it shall provide written notice of such cessation to Company, and Company shall have no further obligation under the Project Schedule and this Agreement to Develop, seek Regulatory Approval for, and Commercialize the applicable Company Assay in any of the Markets identified in the applicable Project Schedule.
5.3    Regulatory Approval of Company Assays.
5.3.1    Subject to the principles set forth more specifically in each applicable Project Schedule and the other terms and conditions of this Agreement, Company shall, at its own expense, have the sole right to prepare, obtain and maintain Regulatory Approvals for, and to conduct communications with Regulatory Authorities regarding, any Company Assay (which may include filings of or with respect to IDEs and other filings or communications with Regulatory Authorities with respect to Company’s Development activities). All Regulatory Documentation (including all Regulatory Approvals) generated by Company or its Affiliates with respect to any Company Assay shall be owned by, and shall be the sole property and held in the name of, Company or its designated Affiliate. Company shall use Commercially Reasonable Efforts to obtain and maintain Regulatory Approval for each Company Assay as an Approved IVD (in the form(s) designated in the applicable Project Schedule) for use with the applicable AZ Product, for the Indication(s) and in the Markets specified in such Project Schedule. At Company’s reasonable request and in accordance with Section 4.2, AZ shall provide Company with any data in the Control of AZ or any of its Affiliates that is necessary or useful in support of Company’s obtaining and maintaining Regulatory Approvals for the use of the Company Assay with the applicable AZ Product.
5.3.2    Company shall provide AZ with a reasonable opportunity to review and comment on (i) any statistical analysis plan that includes AZ Data in support of regulatory filings that are intended to be submitted to Regulatory Authorities, and (ii) relevant portions of all regulatory filings that are made to obtain Regulatory Approval of any Company Assay for use with an AZ Product to the extent that any such filing involves a discussion of any AZ Product, or any AZ Data, that has not been the subject of a prior opportunity for review and comment by AZ or that has been changed, or is being used for a different purpose, since AZ’s previous review and comment. Upon AZ’s request, Company shall provide to AZ information regarding the Company Assay for use as an Approved IVD to an AZ Product as reasonably necessary in connection with AZ’s review and comment on such relevant portions of regulatory filings. Company shall consider in good faith AZ’s comments with respect thereto to the extent relating to the applicable AZ Product; provided that in no event shall Company be obligated to delay the submission of any such regulatory filing due to AZ’s failure to provide its comments in a timely manner. However, if such AZ comments are directly related to the avoidance of a negative impact to the AZ Product, such as but not limited to, regulatory labelling, the AZ comments must be taken into account by Company.
5.3.3    To the extent legally permissible, Company shall provide AZ with an opportunity to attend any scheduled meeting with a Regulatory Authority regarding obtaining Regulatory Approval of a Company Assay for use with an AZ Product, to the extent such meeting includes (or is reasonably anticipated to include) a discussion of such AZ Product or any AZ Data; provided that Company may require that AZ be excused from any such meeting (or portion of meeting) involving discussions of proprietary or confidential information of Company or a third party, and from any portion of any meeting during which there is no discussion of the AZ Product or AZ Data, and provided further that AZ may be excused from any discussions at the request of a Regulatory Authority. Notwithstanding the foregoing, Company shall have ultimate decision-making authority in relation to the content of any regulatory filings, including Regulatory Documentation, that are made to obtain Regulatory Approval of any Company Assay for use with an AZ Product. However, if such AZ comments are directly related to the avoidance of a negative impact to the AZ Product, such as but not limited to, regulatory labelling, the AZ comments must be taken into account by Company.
5.3.4    At least once per Calendar Quarter, each Party shall provide the applicable JPT and the Joint Steering Committee with an update regarding its Development activities with respect to the applicable Company Assay or AZ Product Developed under each Project Schedule conducted since the last report to such JPT and Joint Steering Committee respectively (or with respect to the first report, since the Effective Date). Company shall promptly notify AZ with respect to any material communication or notifications received from a Regulatory Authority with respect to the Development of each Company Assay and shall provide copies of such communications and/or notices within three (3) Business Days.
5.4    Regulatory Approval of AZ Products
5.4.1    AZ shall, at its own expense, have the sole right to prepare, obtain and maintain Regulatory Approvals for, and to conduct communications with Regulatory Authorities regarding, any AZ Product (which may include filings of or with respect to INDs and other filings or communications with Regulatory Authorities with respect to AZ’s Development activities). All Regulatory Documentation (including all Regulatory Approvals) generated by AZ or its Affiliates with respect to any AZ Product shall be owned by, and shall be the sole property and held in the name of, AZ or its designated Affiliate. Subject to compliance with the countries agreed in the applicable Project Schedule, AZ shall have the sole discretion to determine the countries in which it will seek to obtain and maintain Regulatory Approval for each AZ Product. At AZ’s reasonable request, Company shall provide AZ with any documents or other materials in the Control of Company or any of its Affiliates with respect to the applicable Company Assay as necessary or useful for AZ to obtain or maintain Regulatory Approvals for each AZ Product for which such Company Assay is Developed under a Project Schedule for use with such AZ Product, for the Indication(s) and in the Markets specified in such Project Schedule.
5.4.2    AZ shall provide Company with a reasonable opportunity to review and comment on relevant portions of all regulatory filings that are made to obtain Regulatory Approval of any AZ Product to the extent that any such filing involves technical content related to the applicable Company Assay, solely in relation to the Company Assay that has not been the subject of a prior regulatory review or opportunity for review and comment by Company or that has been changed, or is being used for a different purpose, since Company’s previous review and comment. To the extent legally permissible, AZ shall provide Company with an opportunity to attend any scheduled meeting with a Regulatory Authority regarding obtaining Regulatory Approval of a Company Assay for use with an AZ Product, to the extent such meeting includes (or is reasonably anticipated to include) a discussion of such Company Assay; provided that AZ may require that Company be excused from any meetings involving discussions of proprietary or confidential information of AZ, and from any portion of any meeting during which there is no discussion of the Company Assay, and provided further that Company may be excused from any discussions at the request of a Regulatory Authority. Notwithstanding the foregoing, AZ shall have ultimate decision-making authority in relation to the content of any regulatory filings, including Regulatory Documentation, that are made to obtain Regulatory Approval of any AZ Product.
5.5    Costs. Except as expressly agreed in an applicable Project Schedule, each Party shall be responsible for its own costs and expenses incurred relation to the activities described in Sections 5.3, 5.4 and 5.5, including travel costs.
5.6    Compliance Audit. Subject to the Parties’ confidentiality obligations under Article 11, AZ or its authorized representatives or designees shall have the right, once per calendar year, unless AZ determines an extraordinary reason to carry out a further compliance audit outside of such once per year restriction, with reasonable advance notice (but in no event less than twenty

(20) Business Days’ notice) and at AZ’s cost and expense, during regular business hours, to: (a) audit any facility used in the performance of the Activities assigned to Company under any Project Schedule; (b) review licenses, certificates and accreditations of Company related to such Activities; and (c) audit any recordkeeping, data collection and processing, information and other electronic and non-electronic systems and business processes used by Company in the performance of such Activities related to the Project Schedule. Company shall ensure timely access to facilities and documentation. If any such audit reveals deficiencies, AZ shall promptly notify Company and the Parties will discuss through the JPT whether such deficiencies need to be addressed and if so, the remedial steps to be taken. Any additional audit rights relevant to specific Activities will be set forth in the applicable Project Schedule.
5.7    Regulatory Audits. If a Regulatory Authority desires to conduct an inspection or audit of Company’s facility, or any other facility used in connection with Company’s performance of any Project (including the facilities of Company’s Affiliates or Subcontractors), with regard to a Project, then Company shall promptly notify AZ, and shall permit and cooperate with such inspection and audit. Following receipt of the inspection or audit observations of such Regulatory Authority (a copy of which Company shall immediately provide to AZ), Company shall prepare the response to any such observations and shall provide a copy of such response to AZ provided that Company may redact any portions thereof that do not relate to the applicable Project Schedule. Company shall also provide to AZ a summary of the findings of any other inspection or audit by a Regulatory Authority of Company’s facility, or any facility of Company’s Affiliates or Subcontractors used in connection with Company’s performance of any Project, if and to the extent that such findings are relevant to or may otherwise have an impact on the Commercialization of any Company Assay or any AZ Product.
ARTICLE 6
COMMERCIALIZATION
6.1    Coordination on Commercialization Activities. Within the timeframe set forth in the applicable Project Schedule (but, where launch of the applicable AZ Product in the applicable Indication is dependent on the Company Assay being available for use, no later than twelve (12) months prior to AZ’s planned launch date for the applicable AZ Product and Indication in each Market), the JSC shall commence discussions of the high-level strategy for Commercialization of each Company Assay for use with the corresponding AZ Product and Indication in the Markets.
6.2    Company’s Commercialization Obligations. Upon receiving the required Regulatory Approvals with respect to each Company Assay in each Market, for each Indication, subject to any limitations on Company’s obligations set forth in the applicable Project Schedule, Company shall make such Company Assay commercially available in the applicable Market, for such Indication, for use with the corresponding AZ Product, within a timeframe to be agreed within each Project Schedule of (a) receipt of the required Regulatory Approvals for the Company Assay, if such AZ Product is already marketed, or (b) launch of the AZ Product. Company will use Commercially Reasonable Efforts to ensure that such Company Assay is made commercially available for so long as the Regulatory Approval for the corresponding AZ Product is maintained by or on behalf of AZ or its Affiliates, or its or their (sub)licensees in such Market for the

Indication. Within the timeframe set out in the applicable Project Schedule, Company shall submit to the applicable JPT a proposed written plan for the launch and Commercialization of each Company Assay in each Market for each Indication (“Commercialization Plan”) and the Parties shall coordinate in good faith to finalize and adopt such Commercialization Plan, and upon written agreement it shall be appended to and made part of the applicable Project Schedule.
6.3    Availability of Company Assays. Subject to the terms of this Article 6, Company shall be solely responsible, at Company’s expense (unless otherwise negotiated in a Project Schedule), for making available the Company Assay in compliance with Applicable Law in each Market, including the requirements of CLIA, CAP, QSR, ISO 13485, ISO15189 and GLP, as applicable.
6.4    Commercialization Terms. As between the Parties, Company shall have the sole right to establish the terms of sale for, and otherwise Commercialize, the Company Assay, in each case, anywhere in the world. As between the Parties, AZ shall have the sole right to establish the terms of sale for, and otherwise Commercialize, the AZ Product, in each case, anywhere in the world.
6.5    Compliance with Applicable Law. Company shall and shall cause its Affiliates and Subcontractors to, comply with all Applicable Law with respect to the Commercialization of each Company Assay for use with the applicable AZ Product.
6.6    AZ Discontinuation in Markets. Without expanding the termination rights of either Party under Article 14, if AZ elects to (a) discontinue selling any AZ Product in any Market or (b) not maintain Regulatory Approval for any AZ Product in any Market, then AZ shall notify Company in writing as far in advance of such discontinuation or non-maintenance as possible, and Company shall have no obligation to continue to Commercialize the applicable Company Assay in such Market following the date of discontinuation of such Product or expiration of such Regulatory Approval.
6.7    Failure to Commercialize a Company Assay. If with respect to any AZ Product and Market, Company breaches its obligation pursuant to Section 6.2 to (a) launch such Company Assay; or (b) post launch make commercially available any Company Assay, (in each case subject to any limitations on Company’s obligations set forth in the Commercialization Plan and Project Schedule), and does not cure such failure for (a) within ninety (90) days ahead of intended launch date; or (b) within sixty (60) days to commercialize the applicable Company Assay, then at AZ’s request, and discretion, and provided that any such failure to commercialise is not the result of AZ failing to meet its applicable obligations under this Agreement and the Project Schedule, Company shall promptly make the applicable Company Assay commercially available through alternate channels (e.g., by engaging a Third Party) solely for the applicable Indication or in the applicable Market. This Section 6.7 is not intended, and shall not be construed, to limit any other right or remedy of AZ under this Agreement or at law or equity.
ARTICLE 7
COLLABORATION MANAGEMENT
7.1    Joint Project Teams

7.1.1    Composition of the Joint Project Team. Within thirty (30) days after execution of any Project Schedule for a Project, each Party shall appoint an agreed number of representatives to a joint project team for such Project (each, a “Joint Project Team” or “JPT”). A Party may change its designated representatives to any JPT as required for any applicable project. JPT members may also be members of other governance teams depending upon the resource available and the structure of each Party and the resources applied to any particular Project for example. Project Team Leads (may also be referred to as “Alliance Managers” within Company). However, each Party’s representatives to a JPT shall have appropriate technical expertise and experience in disciplines relevant to the applicable Project, including, as applicable, expertise and experience in (a) project management, (b) laboratory operations, (c) clinical study operations or (d) regulatory strategy and submissions
7.1.2    Project Leaders. Each Party shall designate one of its representatives to each JPT as its primary point of contact and lead representative for matters related to the Project for which such JPT has responsibility (each, a “Project Leader”). The Parties acknowledge the different structures of support in each of Company and AZ and that such a Project Leader for the purposes of this Agreement may be an Alliance Manager of Company. Meetings of each JPT shall be jointly chaired by the Project Leaders. A Party may change its designated Project Leader by providing written notice to the other Party. The Project Leaders will be responsible for establishing meeting schedules and agendas for the applicable JPT, for generating mutually acceptable minutes of meetings of such JPT and for any other administrative matters related to meetings of such JPT. The Project Leaders may elect to delegate such responsibilities to other members of the JPT, or to alternate or otherwise allocate such responsibilities amongst themselves.
7.1.3    Sub-Teams. Each JPT may establish sub-teams as necessary or useful to carry out any responsibilities of such JPT. Each Party’s representatives to each sub-team shall have appropriate technical expertise and experience in disciplines relevant to the responsibilities of such sub-team. A Party may change its designated representatives to any sub-team by providing written notice to the other Party.
7.1.4    Responsibilities of the Joint Project Teams. The primary responsibility of each JPT is to promote successful completion of the applicable Project in accordance with the applicable Project Schedule. Specific JPT responsibilities shall include:
a)    managing the resources necessary to perform the Activities with respect to each Company Assay under the Project Schedule for the applicable Project;
b)    facilitating communications and exchange of data and information related to the Project, and coordinating interpretation of such data;
c)    assessing the status and direction of the Project and determining approaches needed to carry out the Project with respect to each Company Assay;

d)    reviewing overall strategy and ongoing risks with respect to the Project, including by preparation of risk mitigation reports on a quarterly basis related to timely performance of the Activities required under the Project Schedule for the Company Assay with respect to each Project;
e)    communicating Project status, issues, resolutions and progress to the JSC and other stakeholders, as appropriate, including with respect to any improvement plans agreed by the Parties which may effect an applicable Project;
f)    promptly notifying the relevant Joint Programme Committee, or if such committee has not been established yet, the JSC in the event that issues arise that are likely to impact a Project’s scope, timeline or budget as set forth in an applicable Project Schedule with respect to each Company Assay, and providing recommendations for amending such Project Schedule, if applicable, to account for such issues. Changes to the budget and/or development programme that trigger an increase in fees, if applicable, will be discussed by the Joint Project Team and may be agreed to trigger an amendment to the applicable Project Schedule.;
g)    communicating summaries and preparatory information to the relevant Joint Programme Committee , prior to scheduled JPC meetings, special JPC meetings, or any action by the JPC in writing without a meeting, or as otherwise requested by the JPC;
h)    communicating summaries and preparatory information to the JSC, as applicable, prior to scheduled JSC meetings, special JSC meetings, or any action by the JSC in writing without a meeting, or as otherwise requested by the JSC;
i)    resolving any Disputes that arise with respect to matters within the responsibilities assigned to the sub-teams, in accordance with Section 7.1.6;
j)    supporting the preparation and submission of Regulatory Documentation and Regulatory Approvals relevant to each Project with respect to each Project Schedule; and
k)    preparing and, subject to having the right to approve certain amended or modified Project Schedules under Section 2.4.1, seeking approval for and execution of amendments to Project Schedules in accordance with Article 2; provided that final agreement and signature shall remain subject to an authorized representative of each Party.
7.1.5    Joint Project Team Communication and Meetings. The Parties shall collaborate through a JPT to carry out each Project. Each JPT shall plan and manage its applicable resources, as well as those of any sub-teams, to ensure performance of the Activities set forth in the applicable Project Schedule in accordance with the estimated timelines specified therein. Each JPT shall interact on an ongoing basis through email, teleconferencing, phone calls and other communication modes, as needed. Each JPT also will meet according to a schedule to be established by such JPT. Each JPT will determine its meeting locations, and whether to conduct a meeting in-person, by teleconference, by videoconference or by other electronic means. Each Party may invite its employees that are not members of a JPT to attend and participate in relevant portions of any JPT meeting. A Party shall notify the other Party’s Project Leader in writing in the event that it wishes to invite a non-employee Third Party to attend a JPT meeting. Any such notice shall be provided at least two (2) Business Days prior to the relevant JPT meeting and shall identify the relevant Third Party and briefly describe the reasons that the requesting Party wishes to include such Third Party in such meeting. The attendance and participation of such Third Party shall be subject to the prior written consent of the Party receiving such notice (such consent not to be unreasonably withheld or delayed). Any such consent granted by a Party shall be conditioned upon such Third Party being bound by a written confidentiality and non-use agreement that is reasonably acceptable to the consenting Party. Notice and approval of the attendance of a Third Party at a subsequent JPT meeting shall not be required for any Third Party who was previously approved by the other Party and remains bound by such confidentiality and non-use agreement at the time of such subsequent JPT meeting. The Parties’ respective Project Leaders shall be responsible for ensuring compliance with the provisions of this Section 7.1.5. Upon request, either Party shall provide evidence in writing that any Third Party that it wishes to invite to any JPT meeting is bound by such confidentiality and non-use agreement. The Parties respective Project Leaders shall be responsible for ensuring compliance with the provisions of this Section 7.1.5. Each Party shall be responsible for all costs and expenses incurred by it in connection with its participation in the meetings of the JPTs.
7.1.6    Joint Project Team Decisions-Making and Dispute Resolution. Each JPT shall make decisions with respect to the matters falling within its jurisdiction by unanimous consent of its designated representatives, with each Party having a single vote. All decisions of each JPT shall be documented in such JPT’s meeting minutes. If a JPT is unable to resolve a Dispute regarding any matter within its authority, or the authority of any applicable sub-team, within twenty (20) days of first considering such matter, then the matter shall be referred to either the Joint Programme Committee for resolution in accordance with Section 7.5.3 or, in the event that an Joint Programme Committee has not been established, to the JSC for resolution in accordance with Section 7.9.3.
7.2    Joint Programme Committee. In the event there are four (4) or more Project Schedules put in place and correspondingly more than one Joint Project Team, and such Project Schedules are ongoing at the same time the Parties shall establish a joint programme committee to be responsible for supervising and coordinating the activities of both Parties under this Agreement with respect to all Indications and Markets, and correspondent Project Schedules, pertaining to the relevant AZ Product (the “Joint Programme Committee” or “JPC”). Each JPC shall consist of an equal number of representatives from each of the Parties (but in any event not less than two (2) representatives from each of the Parties), each with the requisite experience and seniority to enable such person to make decisions on behalf of the Party such person represents with respect to the matters falling within the jurisdiction of the Joint Programme Committee. From time to time, each Party may substitute one or more of its representatives to the JPC by providing written notice to the other Party. It is acknowledged that Company members of the JPC may also be Project Team Leads may also be referred to as “alliance managers” at Company.

7.3    JPC Co-Chairs. The JPC shall be jointly chaired by one representative of each Party to be designated from among such Party’s appointed representatives to the JPC (the “JPC Co-Chairs”). A Party may change its designated JPC Co-Chair by providing written notice to the other Party.
7.4    Responsibilities of the JPC. The primary purpose of the JPC will be to provide oversight and strategic planning for all Project Schedules that pertain to a single AZ Product under this Agreement. The JPC’s responsibilities shall include the following functions:
7.4.1    leading the direction and strategic planning for the Development and Commercialization of each Company Assay for the relevant AZ Product;
7.4.2    resolving any Disputes referred to the JPC by a JPT in accordance with Section 7.5.3 and reviewing progress against any improvement plans that effect two or more Projects;
7.4.3    subject to the JPT having the right to approve certain amended or modified Project Schedules under Section 2.4.1, approving any significant amendments or modifications to the Project Schedule submitted to the JPC by the JPT pursuant to Section 2.4.1, including any associated financial terms or modifications to the payment plan (provided that final agreement and signature shall remain subject to an authorized representative of each Party);
7.4.4    communicating summaries and preparatory information to the JSC, as applicable, prior to scheduled JSC meetings, special JSC meetings, or any action by the JSC in writing without a meeting, or as otherwise requested by the JSC;
7.4.5    facilitating coordination of planned Commercialization activities with respect to each Company Assay for the relevant AZ Product; and
7.4.6    such other responsibilities as may be assigned to the JPC in or pursuant to this Agreement or as may be mutually agreed by the Parties in writing.
7.5    General Provisions Applicable to the JPC.
7.5.1    Meetings and Minutes. The JPC Co-Chairs shall be responsible for establishing meeting schedules and agendas, and for ensuring the generation of mutually acceptable minutes of JPC meetings. Each Party’s JPC Co-Chair may delegate such administrative responsibilities with respect to JPC meetings to one of such Party’s members on the JPC or a JPT, or the JPC Co-Chairs may elect to alternate or otherwise allocate such administrative responsibilities between themselves. The JPC shall meet (either in-person, telephonically or via video conference) not less than once per Calendar Quarter or at such greater frequency as agreed by the respective JPC members. Meetings of the JPC shall be at such locations as the JPC members agree. Each Party shall have the right to request a special meeting of the JPC at any time as necessary to address Disputes or other matters within the scope of the JPC’s responsibilities by providing the other Party with written notice. The Parties shall schedule and convene such JPC meeting as soon as practicable following such notice, but in any event within ten (10) working days of such notice.

7.5.2    Procedural Rules. A quorum of the JPC shall exist whenever there is present at a meeting at least one (1) representative appointed by each Party. Representatives of the Parties on the JPC may attend a meeting either in-person or by telephone, video conference or similar means in which each participant can hear what is said by, and be heard by, the other participants. Representation by proxy shall be allowed. Each Party may, from time-to-time and with prior written notice to the JPC members of the other Party, invite Primary Contact Persons, JPT members or any of its employees to attend relevant portions of a JPC meeting, as necessary. If a Party wishes to invite a non-employee Third Party to attend a JPC meeting, then such party shall notify the other Party in writing at least ten (10) Business Days prior to the relevant JPC meeting, which notice shall identify the relevant Third Party, and briefly describe the reasons that the requesting Party wishes to include the Third Party in the meeting. The attendance and participation of such Third Party shall be subject to the prior written consent of the Party receiving such notice (such consent not to be unreasonably withheld or delayed). Any such consent granted by a Party shall be conditioned upon such Third Party being bound by a written confidentiality and non-use agreement that is reasonably acceptable to the consenting Party. Notice and approval of the attendance of such Third Party at a subsequent JPC meeting shall not be required for any Third Party who was previously approved by the other Party and remains bound by such confidentiality and non-use agreement at the time of such subsequent JPC meeting. Upon request, either Party shall provide evidence in writing that any Third Party that it wishes to invite to any JPT meeting is bound by such confidentiality and non-use agreement. The Parties respective JPC Co-Chairs shall be responsible for ensuring compliance with the provisions of this Section 7.5.2. Each Party shall be responsible for all costs and expenses incurred by it in connection with its participation in the meetings of the JPC.
7.5.3    JPC Decisions and Dispute Resolution. The JPC shall make decisions with respect to the matters falling within its jurisdiction by unanimous consent of the Parties’ representatives, with each Party having a single vote. All decisions of the JPC shall be documented in the JPC’s meeting minutes. Except as otherwise set forth in this Agreement, if the JPC is unable to reach agreement on any matter within its jurisdiction within thirty (30) days after the matter is first referred to the JPC then, except as set forth in Section 7.9.4, the matter will be referred to the JSC for resolution pursuant to Section 7.9.3.
7.6    Joint Steering Committee. Within thirty (30) days after the Effective Date, the Parties shall establish a joint steering committee (the “Joint Steering Committee” or “JSC”), which shall consist of an equal number of representatives from each of the Parties as agreed, each with the requisite experience and seniority to enable such person to make decisions on behalf of the Party such person represents with respect to the matters falling within the jurisdiction of the JSC; provided, however, that a member of the JSC may not simultaneously serve as a member of any JPT or JPC. From time to time, each Party may substitute one or more of its representatives to the JSC by providing written notice to the other Party.
7.7    JSC Co-Chairs. The JSC shall be jointly chaired by one representative of each Party to be designated from among such Party’s appointed representatives to the JSC (the “JSC Co-Chairs”). A Party may change its designated JSC Co-Chair by providing written notice to the other Party.

7.8    Responsibilities of the JSC. The primary purpose of the JSC will be to provide oversight and strategic planning for all Projects carried out under this Agreement. The JSC’s responsibilities shall include the following functions:
7.8.1    supervising the JPC’s direction and strategic planning of the Development and Commercialization of each Product;
7.8.2    resolving any Disputes referred to the JSC by a JPT or by the JPC in accordance with Sections 7.1.6, 7.5.3 and 7.9.3 and reviewing progress against any improvement plan agreed by the Parties;
7.8.3    facilitating coordination of all planned Commercialization activities; and
7.8.4    such other responsibilities as may be assigned to the JSC in or pursuant to this Agreement or as may be mutually agreed by the Parties in writing.
7.9    General Provisions Applicable to the JSC.
7.9.1    Meetings and Minutes. The JSC Co-Chairs shall be responsible for establishing meeting schedules and agendas, and for ensuring the generation of mutually acceptable minutes of JSC meetings. Each Party’s JSC Co-Chair may delegate such administrative responsibilities with respect to JSC meetings to one of such Party’s members on the JSC or a JPT, or the JSC Co-Chairs may elect to alternate or otherwise allocate such administrative responsibilities between themselves. The JSC shall meet (either in-person, telephonically or via video conference) not less than once per year or at such greater frequency as agreed by the respective JSC members. Meetings of the JSC shall be at such locations as the JSC members agree. Each Party shall have the right to request a special meeting of the JSC at any time as necessary to address Disputes or other matters within the scope of the JSC’s responsibilities by providing the other Party with written notice. The Parties shall schedule and convene such JSC meeting as soon as practicable following such notice, but in any event within fifteen (15) working days of such notice.
7.9.2    Procedural Rules. A quorum of the JSC shall exist whenever there is present at a meeting at least one (1) representative appointed by each Party. Representatives of the Parties on the JSC may attend a meeting either in-person or by telephone, video conference or similar means in which each participant can hear what is said by, and be heard by, the other participants. Representation by proxy shall be allowed. Each Party may, from time-to-time and with prior written notice to the JSC members of the other Party, invite Primary Contact Persons, JPT members or any of its employees to attend relevant portions of a JSC meeting, as necessary. If a Party wishes to invite a non-employee Third Party to attend a JSC meeting, then such party shall notify the other Party in writing at least ten (10) Business Days prior to the relevant JSC meeting, which notice shall identify the relevant Third Party, and briefly describe the reasons that the requesting Party wishes to include the Third Party in the meeting. The attendance and participation of such Third Party shall be subject to the prior written consent of the Party receiving such notice (such consent not to be unreasonably withheld or delayed). Any such consent granted by a Party shall be conditioned upon such Third Party being bound by a written confidentiality and non-use agreement that is reasonably acceptable to the consenting Party. Notice and approval of the attendance of such Third Party at a subsequent JSC meeting shall not be required for any Third Party who was previously approved by the other Party and remains bound by such confidentiality and non-use agreement at the time of such subsequent JSC meeting. Upon request, either Party shall provide evidence in writing that any Third Party that it wishes to invite to any JPT meeting is bound by such confidentiality and non-use agreement. The Parties respective JSC Co-Chairs shall be responsible for ensuring compliance with the provisions of this Section 7.9.2. Each Party shall be responsible for all costs and expenses incurred by it in connection with its participation in the meetings of the JSC.
7.9.3    JSC Decisions and Dispute Resolution. The JSC shall make decisions with respect to the matters falling within its jurisdiction by unanimous consent of the Parties’ representatives, with each Party having a single vote. All decisions of the JSC shall be documented in the JSC’s meeting minutes. Except as otherwise set forth in this Agreement, if the JSC is unable to reach agreement on any matter within its jurisdiction within thirty (30) days after the matter is first referred to the JSC then, except as set forth in Section 7.9.4, the matter will be referred to the Parties’ Senior Officers for resolution pursuant to Section 15.7.
7.9.4    Resolution of Selected Matters. Notwithstanding Section 7.9.3, the Parties agree that the following matters shall not be referred to the Parties’ Senior Officers for resolution pursuant to Section 15.7, and instead shall be resolved as follows:
a)    AZ shall have the right to resolve finally and definitively any matters related exclusively to the Development and Commercialization of any AZ Product; provided, however, that (i) AZ’s final decision-making authority with respect to such matters is not intended, and shall not be construed, to relieve AZ of compliance with the terms and conditions of this Agreement or any Project Schedule, and (ii) in exercising its final decision-making authority under this clause (a), AZ may not impose any additional financial or other obligations on Company under this Agreement or any Project Schedule; and
b)    Company shall have the right to resolve finally and definitively any matters related exclusively to the Development or Commercialization of any Company Assay; provided, however, that (i) Company’s final decision-making authority with respect to such matters is not intended, and shall not be construed, to relieve Company of compliance with the terms and conditions of this Agreement or any Project Schedule, including any Specifications set forth in any Project Schedule with respect to any Company Assay, and (ii) in exercising its final decision-making authority under this clause (b), Company may not impose any additional financial or other obligations on AZ under this Agreement or any Project Schedule.
7.10    Limitations on Authority. Each Party shall retain the rights, powers, and discretion granted to it under this Agreement and no such rights, powers, or discretion shall be delegated to or vested in a JPT, a JPC, or the JSC unless such delegation or vesting of rights is expressly provided for in this Agreement or a Project Schedule, or the Parties otherwise expressly so agree in writing. No JPT, JPC or the JSC shall have the power to amend, modify, or waive compliance with any provision of this Agreement, which may only be amended or modified as provided in Section 15.10 or compliance with which may only be waived in accordance with Section 15.13.
7.11    Primary Contact Persons. Each Party shall appoint a person who shall oversee contact between the Parties for all matters between meetings of the JSC (except to the extent that this Agreement or a Project Schedule provides that communications shall be submitted through the JPTs) and shall have such other responsibilities as the Parties may agree in writing after the Effective Date (the “Primary Contact Person”). From time to time, each Party may substitute its Primary Contact Person by providing written notice to the other Party. The Primary Contact Persons shall work together to manage and facilitate the communication between the Parties under this Agreement and any Project Schedules, including the resolution (in accordance with the terms of this Agreement) of Disputes that arise in connection with this Agreement. The Primary Contact Person shall not have decision-making authority with respect to any matter under this Agreement or any Project Schedule. Each Party’s Primary Contact Person may, if elected by such Party, also serve as a representative of such Party on the JSC.
ARTICLE 8
PAYMENTS AND RECORDS
8.1    Fee Schedules. The Project Schedule for each Project shall include fee schedule(s) for the Activities for such Project (each, a “Fee Schedule”).
8.2    Invoices. AZ shall pay to Company all amounts properly due and payable under each invoice submitted under a Project Schedule within seventy-five (75) days following the receipt and approval of such invoice. For clarity invoices shall be sent to AZ after Company has provided the required Deliverables.
8.2.1    Each Project Schedule shall include the invoicing schedule applicable to the fees payable for the applicable Project.
8.2.2    In the case of a milestone-based invoicing schedule, Company shall submit to AZ written documentation regarding the evidence of milestone achievement prior to invoicing AZ, as set forth in the applicable Project Schedule, and AZ will confirm to Company its satisfaction (not to be unreasonably withheld, conditioned or delayed, but in no case longer than fifteen (15) days) that the milestone has been met pursuant to the evidence provided.
8.2.3    Each invoice submitted by Company shall include (a) the applicable AZ purchase order number, which number shall be provided by AZ upon Company’s request, (b) a reference to this Agreement and the applicable Project Schedule and (c) the information set forth in Schedule 8.2 hereto, which information may be updated from time to time, upon written notice by AZ. Each invoice, along with all applicable supporting documentation, shall be submitted electronically, in.pdf, .doc, .xls, or .ppt format, to:
[**]
and addressed to:

[**]
AstraZeneca UK Ltd
[Intentionally Omitted]
Phone: [**]

with cc to:	AZ’s Project Leader for the applicable JPT Contact
Any inquiries with respect to the status of any invoices or purchase orders shall be submitted electronically to:
[**]

with cc to:	AZ’s Project Leader for the applicable JPT
8.3    Mode of Payment. Payments to Company under this Agreement shall be made in Dollars in the requisite amount by electronic bank transfer to such bank as Company may designate to AZ in the applicable invoice, in accordance with the invoicing requirements under Schedule 8.2.
8.4    Taxes. The milestones and other amounts payable by AZ to Company pursuant to this Agreement and the applicable Project Schedule (each, a “Payment”) shall be paid free and clear of any and all taxes, except for any withholding taxes required by Applicable Law. Except as otherwise provided in this Section 8.4, Company shall be solely responsible for paying any and all taxes (other than withholding taxes required by Applicable Law to be deducted from Payments and remitted by AZ) levied on account of, or measured in whole or in part by reference to, any Payments it receives. AZ shall deduct or withhold from the Payments any taxes that it is required by Applicable Law to deduct or withhold. Notwithstanding the foregoing, if Company is entitled under any applicable tax treaty to a reduction of rate of, or the elimination of, applicable withholding tax, it may deliver to AZ or the appropriate governmental authority (with the assistance of AZ to the extent that this is reasonably required and is expressly requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve AZ of its obligation to withhold such tax and AZ shall apply the reduced rate of withholding or dispense with withholding, as the case may be. If, in accordance with the foregoing, AZ withholds any amount, it shall pay to Company the balance when due, make timely payment to the proper taxing authority of the withheld amount and send to Company proof of such payment within ten (10) days following such payment.
8.5    Financial Records. As and to the extent necessary for the verification of payments under the applicable Project Schedule, Company shall, and shall cause its Affiliates to, keep accurate books and records pertaining to the Payments received under this Agreement until the later of (a) five (5) years after the end of the period to which such books and records pertain and (b) the expiration of the applicable tax statute of limitations (or any extensions thereof) or for such longer period as may be required by Applicable Law.
8.6    Financial Audit.
8.6.1    Procedures. At the request of AZ and, subject to Section 8.6.2, at AZ’s expense, Company shall, and shall cause its Affiliates to, permit an independent auditor designated by AZ and reasonably acceptable to Company, at reasonable times during normal business hours and upon reasonable notice, to audit the books and records maintained pursuant to Section 8.5 to ensure the accuracy of Payments invoiced by Company hereunder. Such examinations may not (a) be conducted more than two (2) years after Company invoices AZ for such Payment or (b) be conducted more than once with respect to achievement of any milestone unless a previous audit revealed a material error in determining whether such milestone was achieved or the timing of achievement of such milestone.
8.6.2    Audit Dispute. In the event of a Dispute with respect to any audit under Section 8.6.1, the Parties shall work in good faith to resolve the Dispute. If the Parties are unable to reach a mutually acceptable resolution of any such Dispute within thirty (30) days after first considering such Dispute, then such Dispute shall be submitted for resolution to a certified public accounting firm jointly selected by each Party’s certified public accountants or to such other Person as the Parties shall mutually agree. The decision of such Person shall be final and the costs of review by such Person and the initial audit shall be borne between the Parties in such manner as such Person shall determine. Not later than ten (10) days after such decision, and in accordance with such decision, AZ shall pay any additional amounts owed or Company shall reimburse any excess payments made, as applicable.
8.6.3    Confidentiality. The auditing Party shall treat all information subject to review under this Article 8 in accordance with the confidentiality provisions of Article 11 and shall cause the Person performing the audit to enter into a confidentiality and non-use agreement with the audited Party with respect to such information, which agreement shall be reasonably acceptable to the audited Party.
8.7    No Right to Offset. Neither Party shall have the right to offset any amount owed by the other Party to such first Party under or in connection with this Agreement, including pursuant to Article 13 or in connection with any breach, against any payments owed by such first Party to such other Party under this Agreement without the prior agreement of the Party benefitting from such amount.
ARTICLE 9
INTELLECTUAL PROPERTY OWNERSHIP, DATA AND LICENSE GRANTS
9.1    Ownership.
9.1.1    Background IP. Subject to the license grants provided by a Party to the other Party hereunder, neither Party grants to the other any right, title or interest in or to, in the case of AZ, any AZ Background IP, and in the case of Company, any Company Background IP and, as between the Parties, AZ shall retain all of its right, title and interest in and to AZ

Background IP and Company shall retain all of its right, title and interest in and to the Company Background IP.
9.1.2    Foreground IP. Without limiting the effect of Section 9.1.1, as between the Parties, (a) AZ shall own all right, title and interest in and to the AZ Foreground IP and (b) Company shall own all right, title and interest in and to the Company Foreground IP.
9.1.3    Data. Without limiting the effect of Sections 9.1.1 and 9.1.2, AZ shall own all right, title and interest in and to the AZ Data and (b) Company shall own all right, title and interest in and to the Company Data.
9.2    License Grants.
9.2.1    Grants to Company.
a)    AZ, on behalf of itself and its Affiliates, hereby grants to Company and its Affiliates during the Term a non-exclusive, worldwide, non-transferable (except as expressly permitted in Section 15.5) and royalty-free license, with the right to grant sublicenses solely in accordance with Section 9.3, under the AZ Background IP and AZ Foreground IP, solely as necessary to Develop each Company Assay for use with the applicable AZ Product for the applicable Indication, in accordance with the applicable Project Schedule. For clarity, nothing contained in this Section 9.2.1.a) is intended, or shall be construed, to grant to Company or its Affiliates any license to Develop or Commercialize any AZ Product.
b)    AZ, on behalf of itself and its Affiliates, hereby grants to Company and its Affiliates a non-exclusive, worldwide, non-transferable (except as expressly permitted in Section 15.5) and royalty-free license, with the right to grant sublicenses solely in accordance with Section 9.3, under the AZ Data, as necessary to Commercialise each Company Assay developed under a Project Schedule for use with the applicable AZ Product in the Market(s) and for the Indication(s) set forth in such Project Schedule . For clarity, nothing contained in this Section 9.2.1.b) is intended, or shall be construed, to grant to Company or its Affiliates any license to Commercialize any AZ Product.
c)    AZ may in its discretion agree, on terms to be negotiated in an applicable Project Schedule, to grant to Company, a licence to use AZ Data for example relating to diagnosis and prognosis to the extent such AZ Data is not related to an AZ Product in a clinical trial.
9.2.2    Grants to AZ.
a)    Company, on behalf of itself and its Affiliates, hereby grants to AZ and its Affiliates during the Term a non-exclusive, worldwide, non-transferable (except as expressly permitted in Section 15.5) and royalty-free license, with the right to grant sublicenses solely in accordance with Section 9.3, under the Company Data to the extent the same is incorporated into the AZ Sample Data

Files, as necessary to carry out the activities under the Agreement. For clarity, nothing contained in this Section 9.2.2.a) is intended or shall be construed to grant to AZ or its Affiliates, or its sublicensee(s) any license to Develop or Commercialize any Company Assay, any IVD or any other product in the Diagnostic Field.
b)    Company, on behalf of itself and its Affiliates, hereby grants to AZ and its Affiliates during the Term a non-exclusive, worldwide, non-transferable (except as expressly permitted in Section 15.5) and royalty-free license, with the right to grant sublicenses solely in accordance with Section 9.3, under the (x) Company Background IP and (y) Company Improvements, in each case (of (x) and (y)) solely to the extent the same is incorporated into the AZ Sample Data Files, as solely required to Develop each Company Assay for use with an AZ Product as set forth in each Project Schedule. For clarity, nothing contained in this Section 9.2.2.b) is intended or shall be construed to grant to AZ or its Affiliates, or its Sublicensee(s), any license to Commercialize any Company Assay, any IVD or any other product in the Diagnostic Field.
9.3    Sublicenses.
9.3.1    To the extent a Party shall have the right to grant sublicenses under the licenses granted in Section 9.2.1, or 9.2.2, such right shall be exercisable without the consent of the other Party solely (a) to any Affiliate of the applicable Party; (b) to Subcontractors to perform activities on behalf of the applicable Party hereunder; (c) in the case of AZ, to any Third Party to which AZ or any of its Affiliates grants a license under intellectual property owned or Controlled by AZ to Exploit an AZ Product for use with the applicable Company Assay; and (d) in the case of Company, to any Third Party to which Company grants a license under intellectual property owned or Controlled by Company to Exploit a Company Assay for use with the applicable AZ Product. Each Party shall be responsible for its respective sublicensee(s)’ compliance with this Agreement.
9.4    Rights Controlled by Third Parties. Notwithstanding the foregoing, if intellectual property controlled by a Third Party is included in either, AZ Background IP or Company Background IP, by an agreement with a Party then the other Party agrees to comply with the terms of such agreement, provided such terms are notified to the other Party. Notwithstanding any such agreement between a Third Party and a Party that provides rights in intellectual property controlled by a Third Party to flow through to the other Party, the Party in agreement with the Third Party is responsible for any payments under any such agreement unless otherwise agreed in the relevant Project Schedule.
9.5    Disclosure of Foreground IP. Each Party shall promptly disclose to the other Party in writing the conception, reduction to practice, generation or other development of any invention included in the Foreground IP that such Party has an obligation to assign to the other Party under Section 9.6 and 9.7. Notwithstanding anything to the contrary herein, but without limiting Company’s obligation to provide to AZ the AZ Sample Data Files, Company shall not in any event be required to disclose to AZ any Raw Data, Assay Validation Data, Company Background IP or Company Improvement.
9.6    Assignment. Each Party shall, and does hereby, assign, and shall cause its Affiliates and its and their (sub)licensees to so assign, to the other Party, without additional compensation, such right, title and interest in and to any Foreground IP as is necessary to fully effect ownership as provided in Section 9.1.2.
9.7    Assignment Obligation. Each Party shall use Commercially Reasonable Efforts to cause all Persons who (a) perform Development Activities on behalf of such Party under or in connection with this Agreement or any applicable Project Schedule, or (b) conceive, reduce to practice, generate or otherwise develop any Foreground IP on behalf of such Party or its Affiliates, or its or their (sub)licensees, to be, in each case ((a) and (b)), under an obligation to assign (or, if such Party is unable to cause such Person to agree to such assignment obligation despite such Party’s using Commercially Reasonable Efforts to negotiate such assignment obligation, provide an exclusive license under) their rights in any Foreground IP resulting therefrom to such Party for the purpose of fully effecting ownership as provided for in Section 9.1.2.
9.8    Third Party Licenses. Each Party shall promptly provide written notice to the other Party upon becoming aware of any potential or actual infringement of any intellectual property controlled by a Third Party arising from the Exploitation of any Company Assay Developed or Commercialized under any Project Schedule, including any potential or actual infringement arising from the Exploitation of any Company Assay for use with the applicable AZ Product.
9.8.1    Company Assays and Company Technology Platform. Company shall use Commercially Reasonable Efforts to negotiate and obtain any license, at its own expense, to any intellectual property controlled by a Third Party that is necessary for the Exploitation of any Company Assay or the Company Technology Platform under this Agreement (the “Third Party Licenses for Company Technology”). Unless otherwise set forth in the applicable Project Schedule or otherwise agreed upon by the Parties in writing, Company shall be responsible for the costs in connection with obtaining any Third-Party Licenses for Company Technology that are necessary for the Exploitation of the Company Technology Platform and Company Assay pursuant to this Agreement.
9.8.2    Company shall use Commercially Reasonable Efforts to obtain the right to grant a sublicense under any Third Party License for Company Technology, as applicable, to AZ to the extent necessary to include such sublicense rights in the licenses granted by such Party in Section 9.2. Company (a) shall consult with AZ in connection with such negotiations and shall consider any comments with respect thereto, and (b) shall not enter into any Third Party License for Company Technology pursuant to which AZ would have any payment-related obligations or any other obligations (other than to comply with the terms and conditions of such Third Party License if receiving a sublicense thereunder) without AZ’s prior written consent.
9.9    Rights of Reference.

9.9.1    With respect to each Company Assay Developed for use with an applicable AZ Product pursuant to a Project Schedule, AZ shall, and shall ensure that its Affiliates shall, upon request provide Company (and Company’s designated Affiliates and (sub)licensees) with any appropriate letters or other similar documentation necessary to authorize such Person to cross-reference and rely (on a non-exclusive basis) upon the contents of any of AZ’s or its Affiliates’ (or, to the extent Controlled by AZ or any of its Affiliates, its (sub)licensees’) Regulatory Documentation for each AZ Product for the sole purposes of (i) performing Company’s obligations under this Agreement or any Project Schedule or (ii) filing, obtaining and maintaining of Regulatory Approvals for the Company Assay for use with the applicable AZ Product in the Markets and for the Indications.
9.9.2    With respect to each AZ Product with respect to which any Company Assay is or will be Developed for use pursuant to a Project Schedule, Company shall, and shall ensure that its Affiliates shall, upon request provide AZ (and AZ’s designated Affiliates and (sub)licensees) with any appropriate letters or other similar documentation necessary to authorize such Person to cross-reference and rely (on a non-exclusive basis) upon the contents of any of Company’s or its Affiliates’ (or, to the extent Controlled by Company or any of its Affiliates, its (sub)licensees’) Regulatory Documentation (including any device master files or equivalent) for each Company Assay Developed for use with an applicable AZ Product, for the sole purposes of (i) performing AZ’s obligations under this Agreement or (ii) filing, obtaining and maintaining of Regulatory Approvals for the AZ Product for use with the applicable Company Assay in the Markets and for the Indications.
9.10    Retained Rights. Neither Party grants to the other Party any intellectual property licenses or other rights, express or implied, by estoppel or otherwise, other than those licenses or rights explicitly set forth in this Agreement.
ARTICLE 10
INTELLECTUAL PROPERTY PROSECUTION, ENFORCEMENT AND DEFENSE
10.1    Patent Prosecution and Maintenance.
10.1.1    AZ Patents. As between the Parties, AZ shall have the sole right, but not the obligation, using counsel of its own choice, to prepare, file, prosecute and maintain (a) Patents included in the AZ Background IP and (b) AZ Foreground Patents worldwide, and to be responsible for any related interference, re-issuance, re-examination, review, opposition proceedings and patent term extensions, in each case, at its sole cost and expense.
10.1.2    Company Patents. As between the Parties, Company shall have the sole right, but not the obligation, using counsel of its own choice, to prepare, file, prosecute and maintain (a) Patents included in the Company Background IP and (b) Company Foreground Patents worldwide, and to be responsible for any related interference, re-issuance, re-examination, review, opposition proceedings and patent term extensions, in each case, at its sole cost and expense.
10.1.3    Cooperation. The non-prosecuting Party shall use reasonable efforts, and shall cause its Affiliates to use reasonable efforts, to, assist and cooperate with the prosecuting Party, as the prosecuting Party may reasonably request from time to time, in the preparation, filing, prosecution and maintenance of the Foreground Patents, including by providing access to relevant documents and other evidence and making its employees available at reasonable business hours, in each case, solely to the prosecuting Party’s outside counsel, who will not make such documents, evidence and information directly available to the prosecuting Party; provided that neither Party shall be required to provide legally privileged information unless and until procedures reasonably acceptable to such Party are in place to protect such privilege; and provided, further, that the prosecuting Party shall reimburse the non-prosecuting Party for its reasonable and verifiable out-of-pocket costs and expenses incurred in connection therewith.
10.1.4    Common Ownership Under Joint Research Agreements. Notwithstanding anything to the contrary in this Section 10.1, neither Party shall have the right to make an election under 35 U.S.C. § 102(c) when exercising its rights under this Section 10.1 without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed). With respect to any such permitted election, the Parties shall coordinate their activities with respect to any submissions, filings or other activities in support thereof. The Parties acknowledge and agree that this Agreement is a “joint research agreement” as defined in 35 U.S.C. § 100(h).
10.2    Enforcement of Patents.
10.2.1    Enforcement of AZ Intellectual Property Rights. As between the Parties, AZ shall have the sole right, but not the obligation, to prosecute infringement or misappropriation with respect to the AZ Background IP and AZ Foreground IP.
10.2.2    Enforcement of Company Intellectual Property Rights. As between the Parties, Company shall have the sole right, but not the obligation, to prosecute infringement or misappropriation with respect to the Company Background IP and Company Foreground IP.
10.2.3    Cooperation. The Parties agree to cooperate fully in any infringement or misappropriation action with respect to any Foreground IP pursuant to this Section 10.2, including by making applicable records and documents available upon the reasonable request of the Party having the right to enforce such Foreground IP (the “Enforcing Party”). The other Party (the “Non-Enforcing Party”) shall use reasonable efforts, and shall cause its Affiliates to use reasonable efforts, to, assist and cooperate with the Enforcing Party, as such Enforcing Party may reasonably request from time to time, in connection with its activities under this Section 10.2, including by providing access to relevant documents and other evidence and making its employees available at reasonable business hours, in each case to the Enforcing Party’s outside counsel, who shall not make such documents, evidence and information directly available to the Enforcing Party; provided that the Enforcing Party shall reimburse the Non-Enforcing Party (or its Affiliate) for its reasonable and verifiable out-of-pocket costs and expenses incurred in connection therewith.
10.2.4    Recovery. Any recovery realized as a result of an enforcement action with respect to any Foreground IP under this Section 10.2 (whether by way of settlement or otherwise) shall be first allocated to reimburse the Parties for their costs and expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses). Any remainder after such reimbursement is made shall be retained by the Enforcing Party.
10.3    Infringement Claims by Third Parties.
10.3.1    In General. If the Exploitation of an AZ Product or a Company Assay pursuant to this Agreement results in, or is reasonably expected to result in, any claim, suit or proceeding by a Third Party alleging infringement by AZ or Company, or any of their Affiliates, (sub)licensees, distributors or customers (a “Third Party Infringement Claim”), including as a defense or counterclaim in connection with an enforcement action initiated pursuant to Section 10.2, then the Party having information regarding the Third Party Infringement Claim will promptly notify the other Party in writing, and the Parties shall have the following rights and obligations:
a)    Defense of AZ Product. As between the Parties, AZ shall have the sole right, but not the obligation, to defend and control the defense of any Third Party Infringement Claim with respect to any AZ Product, at its sole cost and expense, using counsel of its own choice. For the avoidance of doubt, this shall include the sole right, but not the obligation, to defend and control the defense of any Third Party Infringement Claim which specifically relates to a method of treating patients with the AZ Product by using the Company Assay in accordance with the applicable Project Schedule.
b)    Defense of Company Assay or Company Technology Platform. As between the Parties, Company shall have the sole right, but not the obligation, to defend and control the defense of any Third Party Infringement Claim with respect to any Company Assay or the Company Technology Platform, using counsel of its own choice. Company shall be responsible for its costs arising from the defense and control of any Third Party Infringement Claim with respect to the Company Technology Platform and the Company Assay. AZ shall be responsible for Company’s costs arising from the defense and control of any other Third Party Infringement Claim with respect to any Company Assay to the extent such Third Party Infringement Claim directly relates to a method of treating patients with the AZ Product using the Company Assay in accordance with the applicable Project Schedule; provided that AZ shall have the right to provide comments with respect to such defense and control, which Company shall consider in good faith.
10.3.2    Cooperation. Where a Party controls the defense of a Third Party Infringement Claim as set forth in Sections 10.3.1.a) or 10.3.1.b) (as applicable, the “Defending Party”), the other Party (the “Non-Defending Party”) shall use reasonable efforts, and shall cause its Affiliates to use reasonable efforts, to, assist and cooperate with the Defending Party, as such Defending Party may reasonably request from time to time, in connection with such defense including, where necessary, joining in or being named as a necessary party to such action (or furnishing a power of attorney for such purpose); provided that, except in connection with a Third Party Infringement Claim with respect to a Company Assay for which AZ is responsible for Company’s costs as described in Section 10.3.1.b), the Defending Party shall reimburse the Non-

Defending Party (or its Affiliate) for its documented and verifiable out-of-pocket costs and expenses actually incurred in connection therewith. Each Party shall keep the other Party reasonably informed of all material developments in connection with any Third Party Infringement Claim. The Defending Party shall have the sole and exclusive right to settle any Third Party Infringement Action; provided that the Defending Party shall not have the right to settle any such claim in a manner that imposes any costs or liability on, or involves any admission by, the other Party, without the express written consent of such other Party (which consent shall not be unreasonably withheld, conditioned or delayed).
10.4    Invalidity or Unenforceability Defenses or Actions.
10.4.1    Notice. Each Party shall promptly notify the other Party in writing of any alleged or threatened assertion of invalidity or unenforceability of any Foreground Patent by a Third Party, including as a defense or counterclaim in connection with an infringement action initiated pursuant to Section 10.2, in each case of which such Party becomes aware.
10.4.2    AZ Patents. As between the Parties, AZ shall have sole right, but not the obligation, to defend and control the defense of the validity and enforceability of (a) Patents included in the AZ Background IP and (b) AZ Foreground Patents, in each case ((a) and (b)), at its sole cost and expense and using counsel of its own choice.
10.4.3    Company Patents. As between the Parties, Company shall have sole right, but not the obligation, to defend and control the defense of the validity and enforceability of (a) Patents included in the Company Background IP and (b) Company Foreground Patents, in each case ((a) and (b)), at its sole cost and expense and using counsel of its own choice.
10.4.4    Cooperation. Upon the request from time to time by the Party allocated the right to defend and control the defense of the validity and enforceability of such Foreground Patent (the “Controlling Party”), the other Party (the “Non-Controlling Party”) shall use reasonable efforts, and shall cause its Affiliates to use reasonable efforts, to, assist and cooperate with the Controlling Party, as the Controlling Party may reasonably request from time to time in connection with its activities under this Section 10.4; provided that the Controlling Party shall reimburse the Non-Controlling Party for its documented and verifiable out-of-pocket costs and expenses actually incurred in connection therewith.
10.4.5    Settlements. Each Party shall have the sole and exclusive right to settle a claim under this Section 10.4 with respect to any Patents it owns; provided that neither Party shall have the right to settle any such claim in a manner that imposes any costs or liability on, or involves any admission by, the other Party, without the express written consent of such other Party (which consent shall not be unreasonably withheld, conditioned or delayed).
ARTICLE 11
CONFIDENTIALITY AND NON-DISCLOSURE
11.1    Confidentiality Obligations.

11.1.1    At all times during the Term and for a period of ten (10) years following termination or expiration hereof in its entirety or perpetually with respect to trade secrets, the Receiving Party shall and shall cause its officers, directors, employees and agents to, keep confidential and not publish or otherwise disclose to a Third Party and not use, directly or indirectly, for any purpose, any Confidential Information of the Disclosing Party, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement or is necessary for the performance of a Party’s obligations hereunder. “Confidential Information” of a Party means any confidential or proprietary information and materials, patentable or otherwise, in any form (written, oral, photographic, electronic, magnetic, or otherwise) that are provided by or on behalf of such Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) in connection with this Agreement, whether prior to, on or after the Effective Date, including any Know-How or other proprietary information relating to the Disclosing Party’s past, present or future marketing activities, financial activities, or development activities with respect to any product or potential product or technology of the Disclosing Party or the pricing thereof.
11.1.2    Notwithstanding Section 11.1.1, (a) the terms of this Agreement shall be deemed the Confidential Information of both Parties (and both Parties shall be deemed to be the Receiving Party and the Disclosing Party with respect thereto); (b) Confidential Information consisting of Biomarker Detection Know-How, Assay Validation Data or other Company Foreground IP shall be deemed the Confidential Information of Company (and Company shall be deemed the Disclosing Party and AZ shall be deemed the Receiving Party with respect thereto); and (c) Confidential Information consisting of AZ Data or other AZ Foreground IP shall be deemed the Confidential Information of AZ (and AZ shall be deemed the Disclosing Party and Company shall be deemed the Receiving Party with respect thereto).
11.1.3    Notwithstanding the foregoing provisions of this Section 11.1, Section 11.1.1 shall not apply to the Receiving Party with respect to any Confidential Information of the Disclosing Party to the extent it can be established by the Receiving Party that such Confidential Information:
a)    was in the Receiving Party’s possession prior to disclosure by the Disclosing Party without any obligation of confidentiality with respect to such information; provided that the foregoing exception shall not apply to the Receiving Party with respect to the terms of this Agreement or any applicable Project Schedule, or with respect to Confidential Information that a Party possesses but is deemed to be the Receiving Party with respect thereto pursuant to Section 11.1.2;
b)    is subsequently received by the Receiving Party from a Third Party who is not bound by any obligation of confidentiality with respect to such information;
c)    has been or hereafter is published by a Third Party or has become or hereafter otherwise becomes publicly available through no fault of the Receiving Party, but solely from and after the time the Confidential Information becomes publicly available; or

d)    is independently developed by or for the Receiving Party without reference to the Disclosing Party’s Confidential Information; provided that the foregoing exception shall not apply to the Receiving Party with respect to the terms of this Agreement or any applicable Project Schedule, or with respect to Confidential Information that a Party independently develops but is deemed to be that of the Receiving Party with respect thereto pursuant to Section 11.1.2.
Specific aspects or details of Confidential Information shall not be deemed to be publicly available or in the possession of the Receiving Party merely because the Confidential Information is embraced by more general information that is publicly available or in the possession of the Receiving Party. Further, any combination of Confidential Information shall not be considered publicly available or in the possession of the Receiving Party merely because individual elements of such Confidential Information are publicly available or in the possession of the Receiving Party unless the combination and its principles are publicly available or in the possession of the Receiving Party.
11.2    Permitted Disclosures. The Receiving Party may disclose Confidential Information of the Disclosing Party to the extent that such disclosure is:
11.2.1    made in response to a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial or local governmental or regulatory body of competent jurisdiction or, if in the reasonable opinion of the Receiving Party’s legal counsel, such disclosure is otherwise required by Applicable Law, including by the U.S. Securities Exchange Commission, or (solely in the case of disclosure of the terms of this Agreement) by any stock exchange upon which such Party’s securities are listed or to which an application for listing has been submitted; provided, however, that the Receiving Party shall first have given notice to the Disclosing Party and given the Disclosing Party a reasonable opportunity to quash such order or to obtain a protective order or confidential treatment requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued; and provided, further, that the Confidential Information disclosed in response to such court or governmental order shall be limited to that information which is legally required to be disclosed in response to such court or governmental order;
11.2.2    subject to the Disclosing Party’s prior written consent, not to be unreasonably withheld, conditioned or delayed, made by or on behalf of the Receiving Party to a patent authority for purposes of obtaining, maintaining or enforcing a Foreground Patent, in each case, in a manner not inconsistent with Article 9 and Article 10; provided, however, that the Receiving Party shall take reasonable measures to assure confidential treatment of such information, to the extent such protection is available;
11.2.3    limited to a disclosure of the terms of this Agreement, and is made by or on behalf of the Receiving Party to bona fide potential or actual investors or acquirers as may be necessary in connection with their evaluation of such potential or actual investment or acquisition; provided, however, that such Persons shall be subject to written obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the Receiving Party pursuant to this Article 11 (with a duration of confidentiality and non-use at least as long as the duration of the Receiving Party’s obligations);
11.2.4    subject to the Disclosing Party’s prior written consent, made by or on behalf of the Receiving Party as may be reasonably necessary in connection with any filing, application or submission made in support of obtaining or maintaining any Regulatory Approval (a) in the case of AZ, for any AZ Product for which any Company Assay is Developed or Commercialized under this Agreement, and (b) in the case of Company, for any Company Assay for use with the applicable AZ Product specified in an applicable Project Schedule; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information, to the extent such protection is available; or
11.2.5    made by or on behalf of the Receiving Party to a Third Party as may be necessary or useful in connection with the performance of such Party’s obligations as contemplated by this Agreement or any applicable Project Schedule, including to existing or potential agents, Affiliates, subcontractor(s); provided, however, that such Third Party or existing or potential agents, Affiliates, or (sub)licensees shall be subject to written obligations of confidentiality and non-use with respect to such Confidential Information at least as restrictive as the obligations of confidentiality and non-use of the receiving Party pursuant to this Article 11 (with a duration of confidentiality and non-use at least as long as the duration of the Receiving Party’s obligations).
11.3    Use of Name. Except as expressly provided under this Agreement, neither Party shall mention or otherwise use the name, logo or Trademark Rights of the other Party or any of its Affiliates or any of its or their (sub)licensees (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material or other form of publicity without the prior written approval of such other Party. The restrictions imposed by this Section 11.3 shall not be construed to limit or prevent a Party from (a) making any disclosure identifying the other Party to the extent required in connection with its exercise of its rights or obligations under this Agreement or (b) making any disclosure identifying the other Party that is required by Applicable Law or the rules of a stock exchange on which the securities of the disclosing Party are listed (or to which an application for listing has been submitted).
11.4    Public Announcements. The Parties agree that Company will be permitted to issue a press release announcing this Agreement , the date and content of which must be mutually agreed in advance by the Parties. Notwithstanding the foregoing, neither Party shall otherwise issue any public announcement, press release or other public disclosure regarding the terms of this Agreement without the other Party’s prior written consent, except for any such disclosure that is, in the opinion of the disclosing Party’s counsel, required by Applicable Law or the rules of a stock exchange on which the securities of the disclosing Party are listed (or to which an application for listing has been submitted). In the event a Party is, in the opinion of its counsel, required by Applicable Law or the rules of a stock exchange on which its securities are listed (or to which an application for listing has been submitted) to make such a public disclosure, such Party shall submit the proposed disclosure in writing to the other Party as far in advance as reasonably practicable (and in no event less than five (5) Business Days prior to the anticipated date of disclosure or such shorter period as may be necessary under the circumstances) so as to provide a reasonable opportunity to comment thereon. Neither Party shall be required to seek the permission of the other Party to repeat any information regarding the terms of this Agreement or any Project Schedule, or any amendment hereto or thereto, that has already been publicly disclosed by such Party or by the other Party, in accordance with this Section 11.4 provided that such information remains accurate as of such time and provided the frequency and form of such disclosure are reasonable. Further, the restrictions imposed on each Party under this Section 11.4 are not intended, and shall not be construed, to prohibit a Party from identifying the other Party in its internal business communications.
11.5    Publication. Each Party recognizes that collaborative publication of papers, including peer reviewed journal articles, abstracts and posters, as well as oral presentations, regarding the activities and results under this Agreement, may be beneficial to both Parties. Each Party shall have the right to review and approve any paper proposed for publication by the other Party, including any oral presentation, which includes Confidential Information of the reviewing Party. Before any such paper is submitted for publication or an oral presentation is made, the publishing or presenting Party shall deliver a complete copy of the paper or materials for oral presentation to the other Party at least forty-five (45) days prior to submitting the paper to a publisher or fifteen (15) days prior to submitting an abstract or making a presentation. The other Party shall review any such paper and give its comments to the publishing Party within thirty (30) days of receipt. With respect to oral presentation materials and abstracts, the other Party shall make reasonable efforts to expedite review of such materials and abstracts, and shall return such items as soon as practicable to the presenting Party with appropriate comments, if any, but in no event later than seven (7) days from the date of receipt. If approval is not given, either Party may refer the matter to the JSC for discussion together with the reasons for withholding approval. Notwithstanding the foregoing, the publishing or presenting Party shall comply with the other Party’s request to delete references to such other Party’s Confidential Information in any such paper or presentation and will withhold publication of any such paper or any presentation for an additional sixty (60) days in order to allow such other Party to obtain patent protection if such other Party deems it necessary. Any publication shall include recognition of the contributions of the other Party according to standard practice for assigning scientific credit, either through authorship or acknowledgement, as may be appropriate.
11.6    Return of Confidential Information. Upon expiration or termination of this Agreement or an applicable Project Schedule for any reason, or at any time during the Term, either Party may request in writing and the non-requesting Party shall either, with respect to Confidential Information of the requesting Party to which such non-requesting Party does not retain rights under the surviving provisions of this Agreement or any Project Schedule: (a) promptly destroy all copies of such Confidential Information in the possession or control of the non-requesting Party and confirm such destruction in writing to the requesting Party; or (b) promptly deliver to the requesting Party, at the requesting Party’s sole cost and expense, all copies of such Confidential Information in the possession or control of the non-requesting Party. Notwithstanding the foregoing, the non-requesting Party shall be permitted to retain such (i) Confidential Information to the extent necessary for purposes of performing any continuing obligations or exercising any ongoing rights hereunder or under any Project Schedule or with respect to which a Party has a continuing license or ownership right hereunder and, in any event, a single copy of such Confidential Information for archival purposes and (ii) any computer records or files containing such Confidential Information that have been created solely by such non-

requesting Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with such non-requesting Party’s standard archiving and back-up procedures, but not for any other uses or purposes. All Confidential Information shall continue to be subject to the terms of this Agreement for the period set forth in Section 11.1.1.
ARTICLE 12
REPRESENTATIONS, WARRANTIES AND COVENANTS
12.1    Mutual Representations and Warranties. AZ and Company each represents, and warrants to the other Party, as of the Effective Date, and covenants to the other Party during the Term that:
12.1.1    it is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority, corporate or otherwise, to execute, deliver and perform this Agreement;
12.1.2    the execution and delivery of this Agreement and each Project Schedule and the performance by it of the transactions contemplated hereby have been, or in the case of a Project Schedule, will be as of the Project Schedule Effective Date, duly authorized by all necessary corporate action on its part;
12.1.3    this Agreement is, and, in the case of each Project Schedule, will be as of the Project Schedule Effective Date, a legal, valid and binding obligation of such Party enforceable against it in accordance with its terms and conditions, subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance and general principles of equity (whether enforceability is considered a proceeding at law or equity);
12.1.4    it is not under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any material respect with the terms of this Agreement or the applicable Project Schedule;
12.1.5    it has the right to grant the applicable rights and licenses provided for under this Agreement; and
12.1.6    neither it nor any of its Affiliates has been debarred or is subject to debarment and neither it nor any of its Affiliates will use in any capacity, in connection with the services to be performed under this Agreement, any Person who has been debarred pursuant to Section 306 of the FFDCA or who is the subject of a conviction described in such section. It agrees to inform the other Party in writing promptly if it or any such Person who is performing services hereunder is debarred or is the subject of a conviction described in Section 306, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of its or its Affiliates’ knowledge, is threatened, relating to the debarment or conviction of it or any such Person performing services hereunder.
12.2    Representations and Warranties of Company. Company represents and warrants to AZ, as of the Effective Date, and, in the case of any representation and warranty as it relates to Activities under any Project Schedule, any Company Assay to be Developed or Commercialized under any Project Schedule or a Project Schedule, as of the Project Schedule Effective Date, and covenants to AZ during the Term, that:
12.2.1    Company shall conduct the Exploitation of each Company Assay in compliance with Applicable Law;
12.2.2    to the Company’s knowledge, after reasonable inquiry, it owns or controls all rights or has a licence as necessary to Exploit the Company Technology Platform and as required under this Agreement
12.2.3    it has enforceable written agreements with all of its employees who receive Confidential Information of AZ or perform activities under this Agreement assigning to Company ownership of all intellectual property rights created in the course of their employment, except to the extent that such assignment obligations would not be consistent with Applicable Law;
12.2.4    to the Company’s knowledge, there are no claims or litigation pending or threatened against Company or its Affiliates alleging that the Exploitation of any Company Assay that is the subject of a Project Schedule, infringes or otherwise misappropriates any intellectual property of any Third Party; and
12.2.5    it shall not, and shall cause any Authorized Person(s) not to, attempt to re-identify patient subjects, and not to combine accessed data with other sources of data, whether publicly available or otherwise, in a way that would lead to the identification or recognition of any patient subject and shall comply with all applicable data privacy legislation.
12.2.6    to the Company’s knowledge, the performance of Company’s activities as contemplated under this Agreement or the applicable Project Schedule will not infringe the intellectual property rights of any Third Party.
12.3    Representations and Warranties of AZ. AZ represents to Company, as of the Effective Date, and, in the case of any representation as it relates to Activities under any Project Schedule, as of the Project Schedule Effective Date, any AZ Product to be Developed or Commercialized under any Project Schedule that:
12.3.1    it has enforceable written agreements with all of its employees who receive Confidential Information of Company or perform activities under this Agreement assigning to AZ ownership of all intellectual property rights created in the course of their employment, except to the extent that such assignment obligations would not be consistent with Applicable Law;
12.3.2    to AZ’s knowledge, the Exploitation of the applicable AZ Product will not infringe or otherwise misappropriate any intellectual property of any Third Party to the extent that Commercialization of the applicable AZ Product would be prevented.

12.4    Anti-Bribery.
12.4.1    Each Party agrees, on behalf of itself and its Affiliates and its and their respective officers, directors and employees, that in connection with the performance of its obligations hereunder, it shall not directly or indirectly pay, offer or promise to pay, or authorize the payment of any money, or give, offer or promise to give, or authorize the giving of anything else of value, to (a) any Government Official in order to influence official action; (b) any person (whether or not a Government Official) (i) to influence such person to act in breach of a duty of good faith, impartiality or trust, (ii) to reward such person for acting improperly, or (iii) where such person would be acting improperly by receiving the money or other thing of value; or (c) any person while knowing or having reason to know that all or any portion of the money or other thing of value will be paid, offered, promised or given to, or will otherwise benefit a Government Official in order to improperly influence official action for or against any Party in connection with the matters that are the subject of this Agreement.
12.4.2    In connection with the performance of its obligations hereunder, each Party and its Affiliates (a) shall not, directly or indirectly, solicit, receive or agree to accept any payment of money or anything else of value in violation of the Anti-Corruption Laws, (b) undertakes to comply with the Anti-Corruption Laws in its performance of this Agreement and (c) shall not take any action in furtherance of this Agreement that will, or would reasonably be expected to, cause it to be in violation of any such laws.
12.4.3    Each Party shall promptly provide the other Party with written notice upon becoming aware of any breach or violation by such Party or any of its Affiliates or any of their respective officers, directors, employees, of any of the representation, warranty or undertaking set forth in this Section 12.4.3 and/or (ii) upon receiving a formal notification that it is the target of a formal investigation by a governmental authority for an Anti-Corruption Law violation.
12.4.4    On the occurrence of any of the following events: (A) AZ becomes aware of, whether or not through an Audit, that Company (or any other Company Representative) is in breach or violation of any representation, warranty or undertaking in Sections of the Anti-Corruption Laws; or (B) AZ receives notice relating to any suspected or actual violation of Anti-Corruption Laws by Company or any other Company Representative, in either case ((A) or (B)), AZ shall have the right, in addition to any other rights or remedies under this Agreement or to which AZ may be entitled in law or equity, to take such steps, including by requiring Company to agree to such additional measures, representations, warranties, undertakings and other provisions, in each case, as are reasonably necessary in order to avoid a potential violation or continuing violation by AZ, Company or any of its Affiliates of the Anti-Corruption Laws (“Provisions”).
12.4.5    Each Party acknowledges and agrees that its breach of the obligations set forth in this Section 12.4 shall constitute a Material Breach of this Agreement and that the non-breaching Party may terminate this Agreement if the other Party breaches such obligations.
12.5    DISCLAIMER OF WARRANTIES

12.5.1    Unless expressly set forth in an applicable Project Schedule, neither Party makes any representations or grants any warranties, express or implied, (a) in the case of AZ, with respect to whether any AZ Product will be approved from commercial sale by the applicable Regulatory Authorities in the applicable Indication, and b) in the case of Company, with respect to whether any Company Assay will be approved for commercial sale by the applicable Regulatory Authorities. The warranty in this Section 12.5.1 does not relieve Company or AZ from its obligations under Article 5 to seek Regulatory Approval for each Company Assay or AZ Product, as applicable; provided, however, that, in the event that it ceases to be commercially practicable for AZ to continue to seek Regulatory Approval for an AZ Product, it shall provide written notice of such fact to Company, and following delivery of such notice, each Party shall be relieved of its obligations under the Project Schedule and this Agreement to Develop, seek Regulatory Approval for, and Commercialize such AZ Product and any Company Assay that was intended for use in connection with such AZ Product, as set forth in Article 5.
12.5.2    EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT OR IN AN APPLICABLE PROJECT SCHEDULE, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE.
12.5.3    EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT OR IN AN APPLICABLE PROJECT SCHEDULE, ALL DATA AND MATERIALS PROVIDED BY EITHER PARTY TO THE OTHER PARTY PURSUANT TO A PROJECT SCHEDULE ARE PROVIDED “AS IS” AND, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE PROVIDING PARTY HEREBY DISCLAIMS AND EXCLUDES ANY AND ALL OTHER REPRESENTATIONS, WARRANTIES, CONDITIONS OR OTHER TERMS, WHETHER WRITTEN OR ORAL, EXPRESS OR IMPLIED, WITH RESPECT TO THE CLINICAL DATA, INCLUDING ANY REPRESENTATION OR WARRANTY OF QUALITY, PERFORMANCE, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE.
ARTICLE 13
INDEMNITY
13.1    Indemnification of Company. AZ shall indemnify Company, its Affiliates and its and their respective (sub)licensees, directors, officers, employees and agents and defend and hold each of them harmless, from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) in connection with any and all suits, investigations, claims or demands of Third Parties (collectively, “Third Party Claims”) to the extent arising from or occurring as a result of: (a) the Material Breach by AZ under this Agreement; (b) the negligence, fraud, or willful misconduct on the part of AZ or its Affiliates or its or their respective directors, officers, employees or agents in performing its or their obligations under this Agreement (including any Project Schedule); (c) the Exploitation of any AZ Product by or on behalf of either Party or any of its Affiliates, (sub)licensees or distributors, including claims arising from or occurring as a result of personal injury or death of any Person resulting from the use of any AZ Product; except in each case of (a) through (c) for any Losses to the extent arising from or occurring as a result of (i) the breach by Company of its obligations under this Agreement (including any Project Schedule); (ii) the negligence, fraud, or willful misconduct on the part of Company or its Affiliates or its or their respective directors, officers, employees or agents in performing its or their obligations under this Agreement (including any Project Schedule); or (iii) a Third Party Claim to which an AZ indemnitee is otherwise entitled to indemnification by Company under Section 13.2 as to which Losses each Party shall indemnify the other to the extent of their respective liability for the Losses.
13.2    Indemnification of AZ. Company shall indemnify AZ, its Affiliates, and its and their respective (sub)licensees, directors, officers, employees and agents and defend and hold each of them harmless, from and against any and all Losses in connection with any and all Third Party Claims arising from or occurring as a result of: (a) the Material Breach by Company under this Agreement; (b) the negligence, fraud, or willful misconduct on the part of Company or its Affiliates or its or their respective directors, officers, employees or agents in performing its or their obligations under this Agreement (including any Project Schedule); (c) the Exploitation of any Company Assay or the Company Technology Platform by or on behalf of Company or any of its Affiliates, (sub)licensees, distributors or contractors, including claims arising from or occurring as a result of personal injury or death of any Person resulting from the use of a Company Assay or the Company Technology Platform; except in each case (of (a) through (c)) for any Losses to the extent arising from or occurring as a result of (i) the breach by AZ of an obligation under this Agreement (including any Project Schedule); (ii) the negligence, fraud, or willful misconduct on the part of AZ or its Affiliates or its or their respective directors, officers, employees or agents in performing its or their obligations under this Agreement (including any Project Schedule); or (iii) a Third Party Claim to which an Company indemnitee is otherwise entitled to indemnification by AZ under Section 13.1 as to which Losses each Party shall indemnify the other to the extent of their respective liability for the Losses.
13.3    Indemnification Procedures.
13.3.1    Notice of Claim. All indemnification claims in respect of a Party, its Affiliates, or its or their (sub)licensees, respective directors, officers, employees and agents shall be made solely by such Party to this Agreement (the “Indemnified Party”). The Indemnified Party shall give the indemnifying Party prompt written notice (an “Indemnification Claim Notice”) of any Losses or discovery of fact upon which such Indemnified Party intends to base a request for indemnification under this Article 13, but in no event shall the indemnifying Party be liable for any Losses that result from any unreasonable delay in providing such notice. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time). The Indemnified Party shall furnish promptly to the indemnifying Party copies of all papers and official documents received in respect of any Losses and Third Party Claims.
13.3.2    Control of Defense. At its option, the indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within thirty (30) days after the indemnifying Party’s receipt of an Indemnification Claim Notice.

The assumption of the defense of a Third Party Claim by the indemnifying Party shall not be construed as an acknowledgment that the indemnifying Party is liable to indemnify the Indemnified Party in respect of the Third Party Claim, nor shall it constitute a waiver by the indemnifying Party of any defenses it may assert against the Indemnified Party’s claim for indemnification. Upon assuming the defense of a Third Party Claim, the indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the indemnifying Party. In the event the indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall promptly deliver to the indemnifying Party all original notices and documents (including court papers) received by the Indemnified Party in connection with the Third Party Claim. Should the indemnifying Party assume the defense of a Third Party Claim, except as provided in Section 13.3.3, the indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of the Third Party Claim unless specifically requested in writing by the indemnifying Party. In the event that it is ultimately determined that the indemnifying Party is not obligated to indemnify, defend or hold harmless the Indemnified Party from and against the Third Party Claim, the Indemnified Party shall reimburse the indemnifying Party for any and all costs and expenses (including attorneys’ fees and costs of suit) and any Losses incurred by the indemnifying Party in its defense of the Third Party Claim.
13.3.3    Right to Participate in Defense. Any Indemnified Party shall be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnified Party’s sole cost and expense unless (a) the employment thereof has been specifically authorized in writing by the indemnifying Party, (b) the indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 13.3.2 (in which case the Indemnified Party shall control the defense), or (c) the interests of the Indemnified Party and the indemnifying Party with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both Parties under Applicable Law, ethical rules or equitable principles.
13.3.4    Settlement. With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that shall not result in the applicable indemnitees becoming subject to injunctive or other relief and as to which the indemnifying Party shall have acknowledged in writing the obligation to indemnify the Indemnified Party hereunder, the indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the indemnifying Party, in its sole discretion, shall deem appropriate. With respect to all other Losses in connection with Third Party Claims, where the indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 13.3.2, the indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss; provided that it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed). If the indemnifying Party does not assume and conduct the defense of a Third Party Claim as provided above, then the Indemnified Party may defend against such Third Party Claim; provided that the Indemnified Party shall not settle any Third Party Claim without the prior written consent of the indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

13.3.5    Cooperation. Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall and shall cause each indemnitee to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim and making Indemnified Parties and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and the indemnifying Party shall reimburse the Indemnified Party for all its reasonable and verifiable out-of-pocket expenses in connection therewith.
13.3.6    Expenses. Except as provided above, the costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any claim shall be reimbursed on a Calendar Quarter basis by the indemnifying Party, without prejudice to the indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.
13.4    LIMITATIONS OF LIABILITY
13.4.1    EXCEPT (A) IN THE EVENT OF THE GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR FRAUD OF A PARTY OR A PARTY’S BREACH OF ITS OBLIGATIONS UNDER ARTICLE 11, (B) FOR LOSSES ASSERTED BY THIRD PARTIES IN CLAIMS THAT ARE SUBJECT TO A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 13, AND (C) AS PROVIDED UNDER SECTION 15.12, NEITHER PARTY NOR ANY OF ITS AFFILIATES OR (SUB)LICENSEES SHALL BE LIABLE IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, INDIRECT, OR PUNITIVE DAMAGES OR FOR LOSS OF PROFITS SUFFERED BY THE OTHER PARTY.
13.5    Insurance. Company shall have and maintain such types and amounts of insurance covering its activities and obligations under this Agreement as is normal and customary for diagnostic companies in the life sciences industry for parties similarly situated or otherwise required by Applicable Law. AZ shall have and maintain such types and amounts of insurance covering its activities and obligations under this Agreement as is normal and customary for pharmaceutical companies in the life sciences industry, or otherwise required by Applicable Law. Upon request by the other Party, each Party shall provide to the other Party evidence of its insurance coverage. The insurance policies shall be under an occurrence form, but if only a claims-made form is available to a Party, then such Party shall continue to maintain such insurance after the expiration or termination of this Agreement in its entirety for a period of seven (7) years. Notwithstanding the foregoing, AZ may self-insure in whole or in part the insurance requirements described above.

ARTICLE 14
TERM AND TERMINATION
14.1    Term. The term of this Agreement (the “Term”) commences on the Effective Date and continues until terminated in accordance with this Article 14; provided, however, that each Project Schedule shall become effective as of the applicable Project Schedule Effective Date and with respect to any Project Schedule entered into prior to expiration or termination of this Agreement, this Agreement shall remain in effect with respect to such Project Schedule until the earlier of (a) the completion of the Activities to be performed pursuant to such Project Schedule or (b) termination of such Project Schedule pursuant to Section 14.2. If the Parties wish to enter into a new Project Schedule during the time this Agreement is undergoing re-negotiation such new Project Schedule may be commenced under this Agreement and the Term of this Agreement will be extended until the new Agreement has been executed.
14.2    Termination
14.2.1    Material Breach of the Agreement. If either Party (the “Breaching Party”) has committed a Material Breach of this Agreement (not the terms of a specific Project Schedule), in addition to any other right and remedy the other Party (the “Non-Breaching Party”) may have, the Non-Breaching Party may terminate this Agreement in its entirety (including all Project Schedules then in effect) by providing ninety (90) days’ (the “Notice Period”) prior written notice (the “Termination Notice”) to the Breaching Party and specifying the Material Breach and its claim of right to terminate this Agreement; provided that any proposed termination shall not become effective at the end of the Notice Period if the Breaching Party cures the Material Breach specified in the Termination Notice during the Notice Period (or, if such Material Breach cannot be cured within the Notice Period, if the Breaching Party commences actions to cure such Material Breach within the Notice Period and thereafter diligently continues such actions, provided that the Material Breach is cured to the satisfaction of the Non-Breaching Party within a period not exceeding ninety (90) days). Notwithstanding the foregoing, if either Party initiates a dispute resolution procedure under Section 15.7 to resolve a Dispute regarding the Material Breach for which termination is being sought and is diligently pursuing such procedure, then the cure period set forth in this Section 14.2.1 will be tolled during the pendency of such dispute resolution procedure.
14.2.2    Mutual Agreement and Convenience. The Parties may terminate this Agreement in its entirety (including all Project Schedules then in effect) at any time by mutual written agreement. Company may terminate this Agreement in its entirety if no Project Schedule is active and there has been no active Project Schedule for two (2) years and no new Project Schedules are contemplated or in discussion as at the date of termination.
14.2.3    Insolvency. If either Party: (a) files for protection under bankruptcy or insolvency laws; (b) makes an assignment for the benefit of creditors; (c) appoints or suffers appointment of a receiver or trustee over substantially all of its property that is not discharged within ninety (90) days after such filing; (d) proposes a written agreement of composition or extension of its debts; (e) proposes or is a party to any dissolution or liquidation; or (f) files a petition under any bankruptcy or insolvency act or has any such petition filed against it that is not discharged within sixty (60) days of the filing thereof, then the other Party may terminate this

Agreement in its entirety (including all Project Schedules then in effect) effective immediately upon written notice to such Party.
14.2.4    Anti-Bribery. Either Party may terminate this Agreement in its entirety (including all Project Schedules then in effect) at any time, immediately upon written notice to the other Party, if such other Party breaches its obligations under Section 12.4.
14.2.5    Material Breach of a Project Schedule. Without limitation to Section 14.2.1, if the Breaching Party has committed a Material Breach of a Project Schedule, then in addition to any other right and remedy the Non-Breaching Party may have, the Non-Breaching Party may terminate such Project Schedule by providing a Termination Notice to the Breaching Party and specifying the Material Breach and its claim of right to terminate such Project Schedule; provided that any proposed termination shall not become effective at the end of the Notice Period if the Breaching Party cures the Material Breach specified in the Termination Notice during the Notice Period (or, if such Material Breach cannot be cured within the Notice Period, if the Breaching Party commences actions to cure such Material Breach within the Notice Period and thereafter diligently continues such actions, provided that the Material Breach is cured to the satisfaction of the Non-Breaching Party within a period not exceeding ninety (90) days). Notwithstanding the foregoing, if either Party initiates a dispute resolution procedure under Section 15.7 to resolve a Dispute regarding the Material Breach for which termination is being sought and is diligently pursuing such procedure, then the cure period set forth in this Section 14.2.5 will be tolled during the pendency of such dispute resolution procedure.
14.2.6    Termination of a Project Schedule for Mutual Agreement. The Parties may terminate any Project Schedule in its entirety or any portion thereof at any time by mutual written agreement.
14.2.7    Termination of a Project Schedule for Lack of Feasibility. AZ may terminate a Project Schedule in its entirety or any portion thereof by providing thirty (30) days’ prior written notice to Company, in the event that AZ determines in good faith, after consultation with the Company, that the continuation of the conduct of Activities under a Project Schedule are technically/or clinically not feasible. The list below is a non-exhaustive list of reasons why a project may not continue to be feasible:
a)    the Company Assay being developed under such Project Schedule is no longer necessary (or likely to be necessary) for use with the AZ Product;
b)    there is a reasonable likelihood that the Company Assay being developed under such Project Schedule would not meet the requirements of a Regulatory Authority that apply to the Development or Commercialization of the AZ Product in any applicable Market;
c)    the clinical data does not support market entry for the drug due to efficacy, safety or issues with any clinical trial or clinical data; or

d)    the Company Assay may fail due to technical feasibility such as analytical performance, assay success rates, sensitivity, testing TAT and/or clinical validation.
e)    a required Third Party License is not obtainable which renders the use of the Assay no longer feasible.
If Company determines in good faith that the continuation of the conduct of Activities under a Project Schedule is technically or clinically not feasible, then Company shall refer the matter to the JPT for discussion. If the JPT do not agree on a resolution Company shall have the right to refer the matter to the JSC for resolution. If no resolution is reached by the JSC within thirty (30) days after such referral, then the applicable Project Schedule can be terminated by mutual agreement of the Parties.
14.2.8    Termination of a Project Schedule for Convenience by AZ. AZ may terminate a Project Schedule in its entirety or any portion thereof by providing ninety (90) days’ prior written notice to Company. The following list are examples of termination for convenience for the purpose of assisting the Parties to determine causation of any termination provision by AZ but such list is not exhaustive:
a)    AZ determines in its sole discretion to discontinue the internal program specified in the Project Schedule with respect to the relevant AZ Product;
b)    AZ divests or out-licenses the applicable AZ Product to a Third Party with respect to any applicable Market;
c)    the applicable AZ Product is withdrawn from any applicable Market for any reason other than as a result of negative clinical data.
14.3    Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement or a Project Schedule by AZ or Company are and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that the Parties, as licensees of such rights under this Agreement or the applicable Project Schedule, shall retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, the Party hereto that is not subject to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject Party’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon the non-subject Party’s written request therefor, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under clause (a) above, following the rejection of this

Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party.
14.4    Consequences of Termination.
14.4.1    If this Agreement is terminated in its entirety for any reason then the following terms and conditions shall apply (without limitation to Section 14.8):
a)    the Parties shall promptly meet to prepare and enter into a mutually-agreeable close-out Project Schedule with respect to all Projects for which the Parties are then conducting Activities. Company shall cease performing any work not necessary for the orderly close-out of the applicable Projects, for the fulfillment of any requirements of applicable Regulatory Authorities, or that is otherwise required by such close-out Project Schedule.
b)    Without limiting any of AZ’s payment obligations as set forth in this Agreement and any applicable Project Schedule, AZ shall in any event pay Company for its fees under the applicable Project Schedules for: (i) all Activities performed up to the effective date of such termination, provided that such Activities have been conducted in accordance with this Agreement or the applicable Project Schedule; and (ii) any other reasonable, non-cancellable costs incurred by Company in performance of Company’s obligations under this Agreement or (iii) where payments under a terminated Project Schedule are solely milestone-based, and this Agreement is terminated after costs have been incurred by Company toward achieving a milestone, but that milestone has not yet been completed, AZ will pay a pro rata portion of the next applicable milestone fee (according to its percentage completion), and shall reimburse Company for any reasonable non-cancellable costs incurred towards that milestone prior to termination.
14.4.2    In the event of termination of this Agreement in its entirety by AZ for any reason; or by Company (except pursuant to Sections 14.2.1 (AZ Material Breach of the Agreement), 14.2.3 (Insolvency), 14.2.4 (Anti-Bribery)),
a)    Company shall conclude all applicable on-going Project(s) or, if instructed by AZ, shall transfer the applicable Project(s) to a Third Party, as instructed by AZ and pursuant to the close-out Project Schedule, as expeditiously as reasonably possible and in accordance with all applicable requirements of Regulatory Authorities.
b)    If payments under a terminated Project Schedule are milestone-based, and the Project Schedule is terminated (except for termination by AZ pursuant to Sections 14.2.1, 14.2.3 or 14.2.4) after costs have been incurred by Company toward achieving a milestone, but that milestone has not yet been completed, AZ will pay Company’s standard FTE rate as set forth in the applicable Project Schedule for actual work performed and reasonable non-cancellable costs incurred towards that milestone prior to termination instead of any amounts due upon achievement of such milestone up to a maximum amount not to exceed the milestone achievement payment amount.
14.4.3    In the event of termination of this Agreement in its entirety or a Project Schedule by AZ pursuant to Sections 14.2.1 (Company Material Breach of the Agreement) or 14.2.5 (Company Material Breach of a Project Schedule), or 14.2.3 (Insolvency) or

14.2.4 (Anti-Bribery), (i) Company shall, and hereby does, grant to AZ a worldwide, fully paid-up, royalty free, non-exclusive, non-transferable license for the remainder of the Term, to the Assay Validation Data generated during the Term or during an applicable Project Schedule (and any issued Foreground Patent that claims such Assay Validation Data), with the right to grant sublicenses through multiple tiers, to carry out a bridging study in a successor assay technology, and (ii) any license granted to AZ under this Agreement shall survive pursuant to its terms.
14.4.4    In the event of termination of a Project Schedule by Company at any time in accordance with 14.2.5 (AZ Material Breach of a Project Schedule), the Parties shall promptly meet to prepare and enter into a mutually-agreeable close-out Project Schedule for which the Parties are then conducting Activities. Company shall cease performing any work not necessary for the orderly close-out of the Project, for the fulfillment of any requirements of applicable Regulatory Authorities, or that is otherwise required by such close-out Project Schedule. Without limiting any of AZ’s payment obligations as set forth in any applicable Project Schedule, AZ shall in any event pay Company for its fees under the applicable Project Schedule for: (i) all Activities performed up to the effective date of such termination, provided that such Activities have been conducted in accordance with this Agreement or the applicable Project Schedule; and (ii) any other reasonable, documented, non-cancellable costs incurred by Company in performance of Company’s obligations under the applicable Project Schedule or this Section 14.4.4 or (iii) if payments under a terminated Project Schedule are milestone-based, and the Project Schedule is terminated after costs have been incurred by Company toward achieving a milestone, but that milestone has not yet been completed, AZ will pay Company a pro rata portion of the next applicable milestone fee (according to its percentage completion), and shall reimburse Company for any reasonable non-cancellable costs incurred towards that milestone prior to termination.
14.4.5    In the event of termination of a Project Schedule by AZ at any time in accordance with 14.2.5 (Company Material Breach of a Project Schedule), the Parties shall promptly meet to prepare and enter into a mutually-agreeable close-out Project Schedule for which the Parties are then conducting Activities. Company shall cease performing any work not necessary for the orderly close-out of the Project, for the fulfilment of any requirements of applicable Regulatory Authorities, or that is otherwise required by such close-out Project Schedule.
14.4.6    Any licenses granted by Company to AZ hereunder, except for any license granted or designated to survive under Section 14.4.3 shall terminate upon the effective date of such termination.
14.5    Return of Materials and Confidential Information. At the earlier of completion or termination of a Project (or this Agreement as a whole), and except as otherwise permitted by this Agreement in connection with the exercise of rights under Article 9 that expressly survive termination of the applicable Project Schedule or this Agreement, each Party shall comply with Section 11.6 with regard to the return or destruction of each Party’s Confidential Information and with Section 3.5 with respect to the return or destruction of AZ Materials.

14.6    Remedies. Except as otherwise expressly provided herein, termination of this Agreement in its entirety or any Project Schedule in accordance with the provisions hereof shall not limit remedies that may otherwise be available in law or equity.
14.7    Accrued Rights; Surviving Obligations. Termination of this Agreement or any Project Schedule for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination. Such termination shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement or such Project Schedule. Without limiting the foregoing, Sections 3.1, 3.4, 4.5, 8, 9.1, 11, 13, 14.4-14.8, and 15 shall survive the termination or expiration of this Agreement for any reason. If a Project Schedule is terminated pursuant to Section 14.2 or this Agreement is terminated pursuant to Section 14.2 with respect to a particular AZ Product and Associated Company Assay, or with respect to a particular Market (but not in any such case in the event of any termination of this Agreement in its entirety), then following such termination the foregoing provisions of this Agreement shall survive with respect to the terminated Project Schedule, terminated AZ Product and Associated Company Assay, or terminated Market, as applicable, and all provisions not surviving in accordance with the foregoing shall terminate with respect to the terminated Project Schedule, terminated AZ Product and Associated Company Assay, or terminated Market, as applicable.
ARTICLE 15
MISCELLANEOUS
15.1    Non-Exclusive Relationship. The Parties agree that this Agreement and any Project Schedule, and the relationship of the Parties hereunder and thereunder, are non-exclusive. Each Party intends to work with and enter into agreements with one or more Third Parties to develop or seek Regulatory Approval for IVDs for use with Therapeutic Products. Subject to its confidentiality and other obligations under this Agreement, each Party may enter into any such agreements with Third Parties to Develop or Commercialize such IVDs, either prior to or after the Effective Date, without the consent of the other Party. Subject to its confidentiality and other obligations under this Agreement, each Party reserves the right, in its sole discretion, to Develop and Commercialize any IVD that detects any Selected Biomarkers anywhere in the world either prior to or after the Effective Date, without the consent of the other Party.
15.2    Subcontracting. Subject to the terms of this Agreement, each Party shall have the right to engage Affiliates or Third Parties (including in connection with the grant of a license to one or more Third Party (sub)licensees) to perform certain of its Development and Commercialization obligations under this Agreement or any Project Schedule during the Term at such Party’s cost and expense (each such Third Party, a “Subcontractor”); provided that if Company desires to engage any Subcontractor, it shall obtain the prior written consent of AZ, not to be unreasonably withheld, conditioned, or delayed (except in the case of Commercialization Activities under the Project Schedule, with respect to which Company shall not be required to obtain the consent of AZ and shall provide AZ reasonable notice that it has engaged a Subcontractor with respect to such Commercialization Activities).

15.3    Force Majeure. Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement or any Project Schedule for failure or delay in fulfilling or performing any term of this Agreement (other than an obligation to make payments) when such failure or delay is caused by or results from events beyond the reasonable control of the non-performing Party, including fires, floods, earthquakes, hurricanes, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), terrorist acts, insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances (whether involving the workforce of the non-performing Party or of any other Person), acts of God or acts, omissions or delays in acting by any governmental authority (except to the extent such delay results from the breach by the non-performing Party or any of its Affiliates of any term or condition of this Agreement). The non-performing Party shall notify the other Party of such force majeure within thirty (30) days after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use Commercially Reasonable Efforts to remedy its inability to perform.
15.4    Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States or other countries that may be imposed on the Parties from time to time. Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity in accordance with Applicable Law.
15.5    Assignment.
15.5.1    Neither Party may assign its rights or, except as provided in Section 15.2, delegate its obligations under this Agreement in whole or in part without the prior written consent of the other Party (not to be unreasonably withheld), except that either Party shall have the right, without such consent, (a) to assign any or all of its rights and delegate any or all of its obligations hereunder or under any Project Schedule to (i) any of its Affiliates or (ii) to any successor in interest (whether by merger, acquisition or asset purchase) to all or substantially all of the business to which this Agreement or such Project Schedule relates, including, for clarity, in the case of AZ, with respect to any acquiror of any AZ Product with respect to which a Company Assay is intended for use, and in the case of Company, with respect to any acquiror of the Company Technology Platform and the Company Assay with respect to which an AZ Product is intended for use, and (b) without limitation to the foregoing, in the case of AZ, to assign any or all of its rights and delegate any or all of its obligations hereunder or under any Project Schedule to any (sub)licensee with respect to any AZ Product with respect to which a Company Assay is intended for use; provided that the assigning Party shall provide written notice to the non-assigning Party within thirty (30) days after such assignment or delegation. Any permitted successor of a Party or any permitted assignee of all of a Party’s rights under this Agreement that has also assumed all of such Party’s obligations hereunder in writing shall, upon any such succession or assignment and assumption, be deemed to be a party to this Agreement as though named herein in substitution for the assigning Party, whereupon the assigning Party shall cease to be a party to this Agreement and shall cease to have any rights or obligations under this Agreement. All validly assigned rights of a Party shall inure to the benefit of and be enforceable by, and all validly delegated obligations of such Party shall be binding on and be enforceable against, the permitted successors and assigns of such Party. Any attempted assignment or delegation in violation of this Section 15.5.1 shall be void and of no effect.
15.5.2    The rights to Know-How or other information, materials and intellectual property: (a) controlled by a Third Party permitted assignee of a Party that were controlled by such assignee (and not such Party) immediately prior to such assignment (other than as a result of a license or other grant of rights, covenant or assignment by such Party or its Affiliates to, or for the benefit of, such Third Party); or (b) controlled by an Affiliate of a Party that becomes an Affiliate through any Change of Control of such Party, that were controlled by such Affiliate (and not such Party) immediately prior to such Change of Control (other than as a result of a license or other grant of rights, covenant or assignment by such Party or its other Affiliates to, or for the benefit of, such Affiliate), in each case ((a) and (b)), shall be automatically excluded from the rights licensed or granted to the other Party under this Agreement, provided that such Know-How or other information, materials and intellectual property shall be deemed automatically included to the extent they are utilized by such Party or its successor or surviving entity in conducting Activities under a Project Schedule following such Change of Control.
15.5.3    In the event that a Change of Control of Company occurs, as a result of which any of Company’s Affiliates has rights to Develop or Commercialize a product that competes with any AZ Product as of the effective date of the Change of Control (a “Competing Product”), Company shall ensure that, with respect to the research, development and commercialization activities related to such Competing Product, firewalls or other appropriate restrictions are in place to ensure that Confidential Information of AZ is not shared with such Company Affiliate. For clarity, subject to the foregoing clause, such Company Affiliate shall have the benefit of all rights granted to Company under this Agreement.
15.6    Severability. If any provision of this Agreement or any Project Schedule is held to be illegal, invalid or unenforceable under any present or future law and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, then (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement or the applicable Project Schedule shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties. To the fullest extent permitted by Applicable Law, each Party hereby waives any provision of law that would render any provision hereof illegal, invalid or unenforceable in any respect.
15.7    Dispute Resolution.
15.7.1    Referral to Senior Officers. Except as otherwise provided in this Agreement, if a dispute arises between the Parties in connection with or relating to this Agreement,

a Project Schedule or any document or instrument delivered in connection herewith or therewith (each, a “Dispute”), then either Party shall have the right to refer such Dispute to the Senior Officers for attempted resolution by good faith negotiations during a period of thirty (30) days following referral to the Senior Officers (the “Officer Resolution Period”).
15.7.2    Resolution. Any final decision mutually agreed to by the Senior Officers shall be conclusive and binding on the Parties. If such Senior Officers are unable to resolve any such Dispute within such Officer Resolution Period, either Party shall be free to exercise any right of such Party to institute litigation in accordance with Section 15.8.
15.7.3    Interim Relief and Tolling. Notwithstanding anything herein to the contrary, nothing contained in this Section 15.7 shall preclude either Party from seeking interim or provisional relief, including a temporary restraining order, preliminary injunction or other interim equitable relief concerning a Dispute, if necessary to protect the interests of such Party. This Section 15.7.3 shall be specifically enforceable.
15.8    Governing Law, Jurisdiction and Service.
15.8.1    Governing Law. This Agreement and the rights and obligations of the Parties hereunder shall be governed by and construed in accordance with the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The Parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.
15.8.2    Arbitration. Subject to Section 15.12 (Equitable Relief), and provided all applicable dispute resolution requirements expressly required under this Agreement are exhausted, all disputes arising out of or relating to the existence, negotiation, validity, formation, interpretation, breach, performance or application of the Definitive Agreement shall be settled by binding arbitration in accordance with JAMS (formerly Judicial Arbitration and Mediation Services), or its successor, pursuant to the United States Arbitration Act, 9 U.S.C. Sec. 1 et seq. Either Party may commence the arbitration process called for in this Section 15.8.2 by filing a written demand for arbitration with JAMS, with a copy to the other Party. The arbitration will be conducted in accordance with the provisions of JAMS’ Comprehensive Arbitration Rules and Procedures in effect at the time of filing of the demand for arbitration. The number of arbitrators shall be one (1) unless the amount in dispute exceeds the equivalent of U.S. $1,000,000, in which event it shall be three (3). When three (3) arbitrators are involved, each Party shall appoint one (1) arbitrator, and those two (2) shall appoint the third (3rd) within thirty (30) days, who shall be the Chairman. The seat, or legal place, of arbitration shall be New York, New York, and the arbitration shall be conducted in English. The Parties agree that they will participate in the arbitration in good faith, and that they will share equally in its costs. In reaching a decision, the arbitrator(s) shall give full force and effect to the intent of the Parties as expressed in this Agreement, and if a solution is not found in this Agreement, shall apply the governing law of this Agreement. The decision of the arbitrator(s) shall be final and binding upon both Parties, and neither Party shall seek recourse to a law court or other authority to appeal for revisions of the decision. The provisions of this Section may be enforced by any Court of competent jurisdiction, and the Party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys’ fees, to be paid by the Party against whom enforcement is ordered.
15.8.3    Service. Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 15.9.2 shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any such court.
15.9    Notices.
15.9.1    Notice Requirements. Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement (and any applicable Project Schedule) and shall be deemed given only if delivered by hand or sent by electronic transmission (with transmission confirmed) via email or by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in Section 15.9.2 or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 15.9.1. Such notice shall be deemed to have been given as of the date delivered by hand or electronically transmitted (with transmission confirmed) or on the second Business Day (at the place of delivery) after deposit with an internationally recognized overnight delivery service. Any notice delivered by electronic transmission shall be confirmed by a hard copy delivered as soon as practicable thereafter. This Section 15.9.1 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement or any Project Schedule.
15.9.2    Address for Notice.
If to AZ, to:
AstraZeneca UK Limited
1 Francis Crick Avenue
Cambridge Biomedical Campus
Cambridge CB2 0AA
England
Attention:[**]
Email: [**]
with a copy (which shall not constitute notice) to:
[**]
If to Company, to:
ArcherDX, Inc.
2477 55th Street, Suite 202
Boulder, CO 80301
USA

Attention:    General Counsel
15.10    Entire Agreement; Amendments. This Agreement, together with any and all Project Schedules executed hereunder and incorporated herein, set forth and constitute the entire agreement and understanding between the Parties with respect to the subject matter hereof, and all prior agreements, understandings, promises and representations, whether written or oral, with respect thereto, including the Prior CDA and any other prior confidentiality agreements covering the exchange of confidential information between the Parties prior to the Effective Date are superseded hereby with respect to such subject matter. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth in this Agreement or any Project Schedule. No amendment, modification, release or discharge with respect to this Agreement or any Project Schedule shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties. Subject to Section 2.6, in the event of any inconsistencies between this Agreement and any schedules or other attachments hereto, the terms of this Agreement shall control.
15.11    English Language. This Agreement shall be written and executed in and all other communications under or in connection with this Agreement shall be in, the English language. Any translation into any other language shall not be an official version thereof and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.
15.12    Equitable Relief. Each Party acknowledges and agrees that the restrictions set forth in Articles 9, 10 and 11, are reasonable and necessary to protect the legitimate interests of the other Party and that such other Party would not have entered into this Agreement in the absence of such restrictions and that any breach or threatened breach of any provision of such Articles may result in irreparable injury to such other Party for which there will be no adequate remedy at law. In the event of a breach or threatened breach of any provision of such Articles, the non-breaching Party shall be authorized and entitled to seek from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, specific performance and an equitable accounting of all earnings, profits and other benefits arising from such breach, which rights shall be cumulative and in addition to any other rights or remedies to which such non-breaching Party may be entitled in law or equity. Both Parties agree to waive any requirement that the other (a) post a bond or other security as a condition for obtaining any such relief and (b) show irreparable harm, balancing of harms, and consideration of the public interest or inadequacy of monetary damages as a remedy. Nothing in this Section 15.12 is intended or should be construed, to limit either Party’s right to equitable relief or any other remedy for a breach of any other provision of this Agreement.
15.13    Waiver and Non-Exclusion of Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party hereto of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by Applicable Law or otherwise available except as expressly set forth herein.
15.14    No Benefit to Third Parties. The covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns and they shall not be construed as conferring any rights on any other Persons.
15.15    Further Assurance. Each Party shall duly execute and deliver or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof or to better assure and confirm unto such other Party its rights and remedies under this Agreement.
15.16    AZ Affiliates. Company acknowledges that AZ is an Affiliate of all business entities whose ultimate parent is AstraZeneca PLC (AstraZeneca and its Affiliates being referred to as the “AZ Group”). Company further acknowledges that the research, development and commercial organizations within the AZ Group operate through multiple business entities. In recognition of the foregoing and without prejudice to the provisions of any clause in this Agreement that explicitly includes AZ or any of its officers, directors, employees and agents, the Parties agree that any Affiliate in the AZ Group and any officers, directors, employees and agents of AZ or any of its Affiliates shall always have the right to perform any or all of AZ’s obligations and exercise any or all of AZ’s rights under this Agreement; provided that AZ shall be responsible for the acts and omissions of its Affiliates performing such obligations or exercising any of such rights.
15.17    Relationship of the Parties. It is expressly agreed that Company, on the one hand, and AZ, on the other hand, shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither Company, on the one hand, nor AZ, on the other hand, shall have the authority to make any statements, representations or commitments of any kind, or to take any action that will be binding on the other, without the prior written consent of the other Party to do so. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such first Party.
15.18    References. Unless otherwise specified, (a) references in this Agreement to any Article, Section, Appendix or Schedule shall mean references to such Article, Section, Appendix or Schedule of this Agreement, (b) references in any Section to any clause are references to such clause of such Section and (c) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently amended, replaced or supplemented from time to time, as so amended, replaced or supplemented and in effect at the relevant time of reference thereto.
15.19    Construction. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). Whenever this

Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including,” “include,” or “includes” as used herein shall mean including, without limiting the generality of any description preceding such term. Any capitalized term used in any Project Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party hereto.
15.20    Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile, PDF format via email or other electronically transmitted signatures and such signatures shall be deemed to bind each Party hereto as if they were original signatures.
[SIGNATURE PAGE FOLLOWS.]

THIS AGREEMENT IS EXECUTED by the authorized representatives of the Parties as of the date first written above.

ASTRAZENECA UK LIMITED	ARCHER DX, INC

By: /s/ Ruth March	By: /s/ Christian LaPointe

Name: Ruth March	Name: Christian LaPointe

Title: SVP Precision Medicine	Title: Deputy General Counsel

IN VITRO DIAGNOSTICS MASTER COLLABORATION AGREEMENT
SIGNATURE PAGE

Attachment A
FORM OF RFP

1.	GENERAL INFORMATION

2.	BIOMARKER INFORMATION

3.	PRE-EXISTING BIOMARKER ASSAY INFORMATION

4.	CLINICAL STRATEGY
4.1.

5.	CLINICAL TRIAL DESIGN
5.1

6.	CLINICAL TRIAL LOGISTICS
6.1

7.	REGULATORY INFORMATION
7.1

8.	MARKETS
8.1

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Attachment B
Form of Project Schedule
PROJECT SCHEDULE NO. [ ]
MASTER COLLABORATION AGREEMENT
This Project Schedule No. [ ] (“PROJECT SCHEDULE”) is effective as of the date of the last signature herein (the “PROJECT SCHEDULE Effective Date”) and describes Activities to be performed by ArcherDX, Inc. (“Company”) and AstraZeneca UK Ltd (“AZ”) and is entered pursuant to the Master Collaboration Agreement, dated [         ] between the Parties (the “Master Collaboration Agreement”). This PROJECT SCHEDULE and any appendices hereto shall be incorporated into the Master Collaboration Agreement, and the Activities to be performed hereunder are subject to the terms and conditions of the Master Collaboration Agreement, except as expressly set forth with specificity in this PROJECT SCHEDULE. Each capitalized term in this PROJECT SCHEDULE shall refer to the corresponding definition in the Master Collaboration Agreement, unless otherwise defined within this PROJECT SCHEDULE.
This PROJECT SCHEDULE is divided into the following sections:

A. Overview	Identifies core aspects that are defined in the Master Collaboration Agreement
B. Milestones, Activities, Inputs & Deliverables	Describes Activities to be performed and associated Deliverables
C. Timeline	Specifies projected start date and projected end date for each Activity, and checkpoint dates (if any), and the associated Deliverables.
D. Key Assumptions	Any key assumptions at the outset of the Project that, if they were not to occur during the course of the Project, may require an alteration to this PROJECT SCHEDULE.
E. Fee Schedules	Fixed milestone fees or payment amounts.
F.	Delays, Project
Suspensions	Company FTE rate, if applicable, specific to the Project Schedule.
G. Service Levels	Key Performance Indicators (Service Levels), if applicable, specific for the Project Schedule
H. Special Terms	Terms applicable to this PROJECT SCHEDULE that the Parties agree are either not specified by provisions of the Master Collaboration Agreement or are that the Parties specifically agree

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to supersede conflicting provisions of the Master Collaboration Agreement.

A.	OVERVIEW
PROJECT: {cover brief project description from the clinical perspective}
AZ PRODUCT: {which therapeutic is this for}
COMPANY ASSAY: {example: MRD Assay}
SELECTED BIOMARKERS: {example: }
INDICATION(S): {example: solid tumor indication}
MARKETS: {specify the applicable Markets), and specify the commitments to be made by the Company to Develop, obtain Regulatory Approval, and Commercialize the applicable Company Assay in each such Market within this Project Schedule versus Additional Project Schedules to be negotiated in good faith at a later date}
KEY CONTACTS: See Appendix [A] attached hereto.

B.	MILESTONES, ACTIVITIES, INPUTS and DELIVERABLES
Company and AstraZeneca will each perform the Activities and Deliverables assigned to such party in accordance with the milestones set forth below.
Sets of Activities will be achieved incrementally as indicated by the corresponding planned start and end dates in pursuit of the specified milestones.
Summary of Work
[Description of work to be included]
Milestone #
{Summary of milestone activities per milestone}

Inputs/Activities	Company role	AZ role	DATE
{define activity (e.g. development activities) or input (e.g. review/AZ Materials to be provided by AZ}	{define roles }	{define roles and individuals}	{define date by when it is needed}

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Deliverables:
With consideration of all the inputs and assumptions described, fulfillment of the Activities and therefore the achievement of each milestone will be evidenced by the following Deliverables:

Milestone	Est. Start Date	Est. Finish Date	Deliverables
0
1
2
3
AZ Materials:
{insert any specifications, instructions and use restrictions relevant to the AZ Materials to be provided by AZ }
{insert costs to be paid by AZ to Company for the return of AZ materials after expiration of Retention Period (as defined under Section [ ] of the Master Collaboration Agreement}
For details regarding transfer of Clinical Data see Exhibit A attached hereto.
Labs which will process Samples:
Any additional audit rights relevant to specific Activities:

C.	TIMELINE
The Activities are estimated to commence upon the PROJECT SCHEDULE Effective Date and estimated to continue until [DATE].

D.	FEE SCHEDULES
Invoices and payments shall be processed in accordance with Article [ ] (Payments and Records) of the Master Collaboration Agreement.
Notification. In accordance with the following Fee Schedule (as defined in Section [ ] of the Master Collaboration Agreement), prior to invoicing AstraZeneca, Company shall be required to submit to AstraZeneca written documentation evidencing achievement of the applicable milestone event listed below (each, a “Milestone Event”). Following such notification and barring any good faith dispute about achievement of the Milestone Event, Company shall promptly send an invoice to AstraZeneca for the Milestone Event.
Fee Schedule.

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Unless otherwise specified in this Project Schedule, AstraZeneca shall pay Company each of the following non-refundable, non-creditable, milestone payments upon achieving the applicable Deliverable.

Milestone	Fee	Fee Structure
0
1
2
3
4
5
Total Fee
Measure of Diligence. Company makes no warranty that the inclusion of the Milestone Events in this Section E implies that such Milestone Events can or will be achieved. Any failure by Company to achieve such Milestone Events, or to achieve them within particular time periods, shall not in itself constitute a failure of diligence or breach of this PROJECT SCHEDULE or the Master Collaboration Agreement by Company.

E.	DELAYS, PROJECT SUSPENSIONS
[FTE rate, if applicable, specific to this Project Schedule.]

F.	SERVICE LEVELS
Key Performance Indicators (Service Levels) if applicable, specific for this Project Schedule
To be inputted and amended as required from the agreed KPIs.

G.	SPECIAL TERMS
[TERMS FOR LICENSE GRANT TO COMPANY OF AZ DATA NOT RELATED SPECIFICALLY TO AN AZ PRODUCT]
[ADD SPECIAL TERMS THAT CONFLICT WITH THE MASTER COLLABORATION AGREEMENT AS NEEDED]
IN WITNESS THEREOF, this PROJECT SCHEDULE has been executed by the Parties hereto through their duly authorized representatives as of the PROJECT SCHEDULE Effective Date.

ARCHERDX, INC.	ASTRAZENECA UK LIMITED

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By:	By:

Name:	Name:

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Appendix [ A ] to Project Schedule [ ]
Project Team Leaders and Business Development Contacts

AZ Project Team Leader:
AZ budget holder
AZ Business Development Contact:
AZ Alliance Management Contact:
AZ Primary Contact Person
Company Alliance Manager Contact:
Company Business Development Contact:
Company Primary Contact Person

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Exhibit A to Project Schedule [ ]
TRANSFERS OF AZ CLINICAL DATA INVOLVING PERSONAL DATA:
[If AZ Clinical Data is to be transferred set out the exact method of transfer via secure portal etc.]
{(A) de-identified patient-level data; and/or (B) de-identified results of analysed patient data from the Clinical Studies to be provided by AZ to Company pursuant to Section [ ] of the Master Collaboration Agreement}

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Schedule 8.2
Invoices to AstraZeneca
AZ uses an electronic system for invoice processing. All invoices are examined, and certain fields on each invoice are checked, interpreted, and verified. We therefore kindly ask you to always provide the following information on your invoices:

•	Invoice date (date of issue)

•	Invoice number

•	Purchase Order number (to be provided)

•	Company’s Tax ID number

•	Complete reference for the Agreement and, if applicable, the Project Schedule

•	Company’s full address

•	Project milestone achieved, or Project Deliverables provided, as described in the Project Schedule delivery date, if different from invoice date

•	Invoice amount and currency in Dollars

•	Bank details, preferably IBAN code. Otherwise account number and bank code SWIFT address.
If an invoice lacks the above necessary information it will be returned, and AZ will provide a written explanation of the deficiency with the invoice, which writing may be in the form of email or other electronic communication to Company’s Primary Contact Person or Company’s Alliance Manager or other Company member of the JPT. AZ shall take no further action on such invoice until it is resubmitted, addressing the deficiency. Questions in this regard, should be addressed to AZ’s appointed project manager representative to the applicable JPT.

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